This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 3, 2009

Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-140333

Preliminary Prospectus Supplement
(To Prospectus dated February 16, 2007)

17,000,000 Shares

ARIAD Pharmaceuticals, Inc.

Common Stock

We are offering 17,000,000 shares of our common stock. Our common stock is listed on The NASDAQ Global Market under the symbol “ARIA.” On July 31, 2009, the last reported sale price of our common stock on The NASDAQ Global Market was $1.93 per share.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and page 8 of the accompanying prospectus.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Us, Before Expenses	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 2,550,000 shares of our common stock solely to cover over-allotments of shares, if any. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $          , and our total proceeds, before expenses, will be $          .

We expect to deliver the shares of our common stock to purchasers on or about August   , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager
Oppenheimer & Co.

Co-Manager
Lazard Capital Markets

The date of this prospectus supplement is August   , 2009.

For further information regarding us and our financial information, you should refer to our recent filings with the Securities and Exchange Commission, or SEC. See “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we have authorized to be distributed to you or information incorporated by reference herein. We have not, and the underwriters have not, authorized anyone else to provide you with additional or different information. We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

On January 30, 2007, we filed with the SEC a registration statement on Form S-3 (File No. 333-140333) utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective on February 6, 2007. Under this shelf registration process, we may, from time to time, sell up to $100 million in the aggregate of common stock, preferred stock, debt securities, warrants and units, of which approximately $40 million remains available for sale as of the date of this prospectus supplement.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement and the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “ARIAD,” “the Company,” “we,” “us” and “our” or similar terms are to ARIAD Pharmaceuticals, Inc. and its subsidiaries.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement and in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing. After you read this summary, to fully understand this offering and its consequences to you, you should read and consider carefully the more detailed information and financial statements and related notes that we include in and/or incorporate by reference into this prospectus supplement and the accompanying prospectus, especially the section entitled “Risk Factors.” If you invest in our common stock, you are assuming a high degree of risk.

ARIAD Pharmaceuticals, Inc.

Our Business and Strategy

Our vision is to transform the lives of cancer patients with breakthrough medicines. Our mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need — aggressive cancers where current therapies are inadequate. Our goal is to build a fully integrated oncology company focused on novel, molecularly targeted therapies to treat solid tumors and hematologic cancers, as well as the spread of primary tumors to distant sites. Our business strategy is to:

•	build a fully integrated oncology company and become a leader in the discovery, development and commercialization of molecularly targeted oncology therapies;

•	broadly develop our lead oncology product candidates and build a pipeline of innovative follow-on product candidates;

•	enter into partnerships with major pharmaceutical or biotechnology companies, after obtaining definitive clinical data, to assist in developing our cancer product candidates and commercializing them in selected markets;

•	license our NF-κB and ARGENT cell-signaling regulation technologies to pharmaceutical and biotechnology companies; and

•	leverage the market potential of our product candidates by licensing them to other companies for development and commercialization in non-oncology indications or non-core applications.

Our Product Candidates

Our lead cancer product candidate, ridaforolimus (previously known as deforolimus, and prior to that, known as AP23573), is an internally discovered, potent inhibitor of the protein mTOR, a “master switch” in cancer cells. Blocking mTOR creates a starvation-like effect in cancer cells by interfering with cell growth, division, metabolism and angiogenesis.

We are developing ridaforolimus, an investigational mTOR inhibitor, in partnership with Merck & Co., Inc., or Merck, under a collaboration agreement signed in July 2007. The collaboration agreement provides that we, together with Merck, will conduct a broad-based development program of ridaforolimus in multiple potential cancer indications. The collaboration agreement establishes responsibilities for development, annual budgeting and planning, manufacturing, promotion, distribution and sales of the product, governance of the collaboration, dispute resolution, termination provisions and other matters.

The collaboration agreement provides for (i) an up-front payment of $75 million which was paid to us in July 2007, (ii) sharing of the costs of development, (iii) up to $652 million in milestone payments based on successful development of and achievement of specific sales thresholds related to ridaforolimus, of which $53.5 million in milestones have been received to date, and (iv) the availability of up to $200 million of repayable advances to fund our share of ongoing development of ridaforolimus upon obtaining regulatory approval to market ridaforolimus and our having spent at least $150 million for our share of development costs. The collaboration agreement also provides for profit-sharing and royalties upon successful commercialization of ridaforolimus.

Pursuant to a joint global development plan established by us and Merck, we are developing ridaforolimus in multiple potential cancer indications, both as a single agent and in combination with various other agents. In 2007, we initiated our first Phase 3 clinical trial of oral ridaforolimus in patients with metastatic soft-tissue and bone sarcomas and, in 2008 and 2009, we and Merck initiated Phase 2 clinical trials of oral ridaforolimus in patients with endometrial, breast, prostate and non-small cell lung cancers, and Phase 1 studies of ridaforolimus in combination with other agents, all as part of the joint global development plan.

Ridaforolimus is also being developed pursuant to license agreements with medical device companies for use on drug-eluting stents to prevent restenosis, or reblockage, of injured vessels following interventions in which stents are used in conjunction with balloon angioplasty. We have entered into two such license agreements to date, one with Medinol Ltd., or Medinol, and another with ICON Medical Corp., or ICON, and have retained the right to enter into one additional non-exclusive agreement in this area.

Our second product candidate, AP24534, is an investigational, multi-targeted kinase inhibitor that we believe has potential applications in various hematological cancers and solid tumors and is wholly owned by us. Kinases are a large family of cell-signaling proteins that control many aspects of cell behavior and are often inappropriately activated in cancer cells. In preclinical studies, AP24534 demonstrated potent inhibition of Bcr-Abl, a kinase that, when activated, causes chronic myeloid leukemia, or CML, as well as mutants of this kinase, including the T315I mutant that is resistant to all of the currently marketed therapies for CML. In additional preclinical studies, AP24534 was also shown to inhibit Flt3, a kinase involved in acute myeloid leukemia, or AML, as well as kinases that control angiogenesis, or new blood vessel formation, a process important in the progression of many solid tumors. AP24534 has undergone extensive preclinical testing, including efficacy models and safety-assessment studies, which we believe indicate that it should be well tolerated at anticipated therapeutic dose levels in cancer patients. In 2008, we initiated a Phase 1 clinical trial of AP24534 in patients with refractory CML, AML and other hematological malignancies.

In the second quarter of 2009, we designated our third internally discovered product candidate, AP26113, an investigational anaplastic lymphoma kinase, or ALK, inhibitor, as a development candidate, and we have commenced preclinical testing and investigational new drug, or IND, enabling studies of this product candidate. We believe this product candidate has the potential to regulate multiple cancer pathways and to be used in the treatment of certain patients with various cancers, including non-small cell lung cancer, lymphoma and neuroblastoma.

We also have a focused drug discovery program centered on small-molecule therapies targeting cell-signaling pathways implicated in cancer. Our drug discovery program builds on our expertise in cell signaling, cancer biology, structure-based drug design and computational chemistry in designing and characterizing small-molecule drug candidates, such as ridaforolimus, AP24534 and AP26113, to treat disease.

Our Technologies

We are the exclusive licensee of a family of patents, three in the U.S. and one in Europe, including a pioneering U.S. patent covering methods of treating human disease by regulating NF-κB cell-signaling activity, hereinafter referred to as the '516 Patent, awarded to a team of inventors from The Whitehead Institute for Biomedical Research, Massachusetts Institute of Technology and Harvard University. NF-κB is a protein that can be generally thought of as a “biological switch” that can be turned off using these treatment methods to treat disorders such as inflammation, cancer, sepsis and osteoporosis. We permit broad use of our NF-κB intellectual property, at no cost, by investigators at academic and not-for-profit institutions to conduct non-commercial research. Our goal is to license our NF-κB technology to pharmaceutical and biotechnology companies that are conducting research to discover and develop drugs that modulate NF-κB cell signaling and/or that are marketing such drugs. We have entered into two license agreements for use of our NF-κB cell-

signaling technology for research and development purposes. However, the '516 Patent is the subject of two outstanding lawsuits and a proceeding before the United States Patent and Trademark Office, or PTO.

We have also developed a proprietary portfolio of cell-signaling regulation technologies, our ARGENT technology, to control intracellular processes with small molecules, which may be useful in the development of therapeutic vaccines and gene and cell therapy products and which provide versatile tools for applications in cell biology, functional genomics and drug discovery research. We distribute our ARGENT technologies at no cost to academic investigators in the form of our Regulation Kits to use in various research applications in an academic setting. In addition, we have licensed the ARGENT technology to several pharmaceutical and biotechnology companies for research and development and/or commercial purposes.

Recent Developments

Ridaforolimus

On July 30, 2009, we announced that, based on current enrollment rates, the global, Phase 3 SUCCEED trial of oral ridaforolimus, in patients with metastatic soft tissue and bone sarcomas remains on track for full patient enrollment by year-end 2009. The 650-patient SUCCEED trial is now over two-thirds enrolled with approximately 450 patients in the study. One-third of the disease progression events in the trial occurred by the end of the second quarter of 2009, and we expect to receive the report on the first interim analysis of efficacy from the independent Data Safety Monitoring Board, or DSMB, in September 2009. In addition, we expect that two-thirds of the progression events will occur by approximately year-end 2009 and that we will receive the report on the second interim analysis from the DSMB by the end of the first quarter of 2010.

In addition, on July 28, 2009, we announced preliminary findings, summarized below, from two ongoing clinical trials evaluating ridaforolimus in combination with trastuzumab (Herceptin®) in patients with resistant, metastatic breast cancer and with bevacizumab (Avastin®) in heavily pretreated patients with refractory, metastatic solid tumors.

Phase 2 Clinical Trial of Ridaforolimus Combined with Trastuzumab in Metastatic Breast Cancer

The trial started one year ago and is expected to enroll 33 patients. All patients enrolled in the trial had documented disease progression on trastuzumab alone or in combination with other agents. Study treatment consists of oral ridaforolimus and trastuzumab at standard doses and intervals. None of the patients have received chemotherapy during the trial. The primary objective of the trial is to estimate the objective response rate, or ORR, defined by Response Evaluation Criteria in Solid Tumors, or RECIST, criteria (complete or partial responses). According to the study protocol, the trial will be considered positive if at least a 15 percent ORR is achieved (five objective responses out of a total of 33 patients enrolled). Clinical-benefit response, or CBR, (objective responses and durable stable disease) will also be assessed.

Preliminary findings to date show:

•	Of 28 refractory patients enrolled thus far, 15 patients currently remain on study without disease progression, either with objective evidence of control of their disease or awaiting further assessment;

•	At least five partial responses have been observed thus far, which would meet the trial’s pre-specified criterion for a positive outcome, pending independent review of radiologic findings;

•	The preliminary CBR rate in these patients with progressive, refractory disease is 35 percent; and

•	No new or unexpected safety signals due to the combination regimen were observed in the trial.

Phase 1 Clinical Trial of Ridaforolimus Combined with Bevacizumab in Solid Tumors

This Phase 1 clinical trial is designed to test the hypothesis that the addition of ridaforolimus to bevacizumab in heavily pretreated patients with metastatic solid tumors who have become resistant to bevacizumab could be achieved safely and would result in evidence of clinical benefit. All patients had refractory, extensively pre-treated metastatic solid tumors such as ovarian, pancreatic, colorectal, head and neck, and uterine cancers.

Prior to enrollment in the current trial, all patients had received multiple regimens of chemotherapy and targeted agents, as appropriate for their tumor type. The primary endpoint of the study is to determine whether the standard dose of oral ridaforolimus could be used safely in combination with each of the two approved bevacizumab dosing regimens. None of the patients have received chemotherapy during the trial. Patient enrollment in this trial is now complete. Seventeen patients have been enrolled and treated in this trial to date, and all are included in the preliminary analysis. Clinical anti-tumor activity was assessed using RECIST criteria.

Preliminary results include:

•	Of the 17 patients enrolled in the trial, five patients currently remain on study without disease progression, evidence of the control of their disease;

•	The preliminary CBR rate in these patients with progressive, refractory disease is 35 percent;

•	The longest duration of stable disease currently observed in the trial is 10 cycles of therapy in a patient with advanced pancreatic cancer;

•	The combination of oral ridaforolimus and bevacizumab at standard doses was well tolerated. No dose-limiting toxicity of the combination was seen; and

•	No new or unexpected safety signals due to the combination regimen were observed in the trial.

The above statements relating to the timing of the enrollment in and interim analyses of the SUCCEED trial, as well as the enrollment in, preliminary clinical data from and potential clinical or commercial implications of the preliminary results of the other clinical trials of ridaforolimus, are subject to numerous risks and uncertainties common to our business, including the risks identified in “Risk Factors” starting on page S-10 of this prospectus supplement. Decisions to proceed with any additional clinical trials of ridaforolimus based on the preliminary or final results of these Phase 2 and Phase 1 clinical trials, and, therefore, the receipt of additional milestone payments, are subject to the governance provisions relating to global development in our collaboration agreement with Merck. At this time, the joint development committee of the partnership has not reached a decision as to the optimal registration strategy for ridaforolimus in patients with breast cancer. Merck has advised us that it does not intend to recommend that the partners conduct a Phase 3 clinical trial of ridaforolimus in combination with trastuzumab in patients with metastatic breast cancer based on Merck’s evaluation of the expected future market environment.

AP24534

On July 27, 2009, we announced preliminary clinical data from an ongoing Phase 1 clinical trial of AP24534, in patients with advanced hematological cancers. The preliminary trial results provide initial clinical evidence of hematologic, cytogenetic and molecular anti-cancer activity of AP24534 in heavily pretreated patients with resistant and refractory chronic myeloid leukemia, or CML and Philadelphia chromosome positive acute lymphoblastic leukemia, or Ph+ ALL, including those with the T315I mutant variant of the target protein, Bcr-Abl.

Thirty-two patients have been enrolled to date in this trial in six dosing groups at five medical centers in the United States; 28 of the patients have resistant and refractory CML or Ph+ ALL. All patients have previously been treated with the currently available first and second-generation targeted therapies for CML and in most instances, other investigational agents as well. The study commenced patient enrollment in the second quarter of 2008 and will continue enrolling patients until approximately 50 patients have been enrolled. Dose-escalation will continue until dose-limiting toxicity is observed.

Preliminary findings to date include:

•	In patients with a variety of Bcr-Abl mutations, hematologic responses, cytogenetic responses, and molecular responses have been observed with AP24534 treatment. Hematologic and cytogenetic responses have also been seen in patients with the T315I mutation, which is resistant to all approved Bcr-Abl inhibitors. Collectively, these data suggest a significant degree of anti-tumor activity of AP24534 in highly resistant CML patients.

•	In addition, of 23 CML patients in the four highest dosing groups, 19 patients remain on study without disease progression, evidence of control of their disease. Most importantly, of 12 CML patients with the T315I mutation, nine patients remain on study without disease progression, providing further evidence of control of their disease.

•	For many of the patients in the highest dosing groups, the duration of treatment with AP24534 has been relatively short. In these patients, it is still early for complete-response assessment. Even in spite of this, evidence of significant improvement in multiple blood-cell lineages has been observed.

•	Preliminary safety assessment shows that AP24534 is well tolerated without dose-limiting toxicity at doses studied to date. The most common drug-related adverse events have been thrombocytopenia and neutropenia, which the Company believes reflects the underlying disease and the extensive pre-treatment of the patients in the trial.

•	To date, pharmacokinetic data indicate that blood levels predicted preclinically to be associated with complete inhibition of Bcr-Abl mutations have been surpassed. Pharmacodynamic data show evidence that AP24534 is acting mechanistically as designed.

The above statements relating to the preliminary clinical data for AP24534, the continued enrollment in the Phase 1 clinical trial, and the potential clinical or commercial implications of these preliminary results and related matters are subject to risks and uncertainties common to our business, including the risks identified in “Risk Factors” starting on page S-10 of this prospectus supplement.

Litigation

As disclosed in Part II, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, we have been engaged in litigation with Eli Lilly and Company, or Lilly, and Amgen, Inc. and certain affiliated entities, or Amgen, regarding claims in our U.S. Patent No. 6,410,516, as well as a reexamination proceeding before the PTO regarding aspects of patentability of this patent. Other than as noted below, no other litigation activity is occurring in the Lilly and Amgen matters.

In the Lilly litigation, we filed a petition on June 2, 2009 requesting en banc rehearing of this matter before the full Court of Appeals for the Federal Circuit, or CAFC, and Lilly filed an opposition to our petition on July 2, 2009. A decision on the petition is pending. In the Amgen litigation, on June 1, 2009, the CAFC affirmed the district court’s claim interpretation and summary judgment of non-infringement with respect to etanercept (Enbrel®), and we did not file a petition for rehearing in this case. In the PTO reexamination, we have appealed the final office action of the USPTO issued on October 16, 2008 to the Patent Office Board of Appeals and Interferences and filed our appeal brief on May 18, 2009.

Interim Financial Results for Six Months Ended June 30, 2009

On July 30, 2009, we announced our financial results for the six months ended June 30, 2009 and progress toward achievement of our 2009 corporate objectives.

For the quarter ended June 30, 2009, we reported a net loss of $21.0 million, or $0.24 per share, compared to a net loss of $17.3 million, or $0.25 per share, for the same period in 2008. For the six-month period ended June 30, 2009, we reported a net loss of $41.2 million, or $0.50 per share, compared to a net loss of $34.3 million, or $0.49 per share for the six-month period ended June 30, 2008. These results reflect increases in research and development expenses in 2009 compared to 2008 due to the continued advancement of our development programs for ridaforolimus and other product candidates, including AP24534. The increases in research and development expenses were partially offset by decreases in general and administrative expenses in 2009 compared to 2008, due to reduction in activities and costs related to corporate and commercial development initiatives and patent litigation.

For the six-month period ended June 30, 2009, cash used in operations was $18.9 million, compared to cash used in operations of $31.7 million for the same period in 2008. The decrease in cash used in operations is due to the receipt in 2009 of $22.5 million in milestone payments from Merck related to the start of two phase

2 clinical trials. We ended the second quarter of 2009 with cash, cash equivalents and marketable securities of $39.5 million, compared to $39.1 million at December 31, 2008.

For condensed consolidated statements of operations, balance sheet information and statement of cash flow information for the six months ended June 30, 2009, see “Selected Consolidated Financial Data” on page S-26 of this prospectus supplement.

Sources and Uses of Funds

In May 2009, we announced that approximately $27 million in milestone payments related to the start of Phase 3 clinical trials of ridaforolimus originally expected to be received in the fourth quarter of 2009 under the ridaforolimus collaboration agreement with Merck would likely be delayed until the first or second quarter of 2010. We also indicated that we would be evaluating measures to reduce spending in 2009 on activities not critical to the achievement of our key corporate objectives, as well as actively pursuing various partnering opportunities in order to mitigate the impact of the change in the anticipated timing of receipt of the ridaforolimus milestone payments. Subsequent to that announcement, we have implemented measures to reduce our previously projected operating expenses by approximately $7.5 million during the second half of 2009. As part of our annual review of the global development plan with Merck, we are currently working together to revise the clinical trial program in the global development plan for ridaforolimus in cancer indications beyond sarcomas. At this time, the joint development committee of the partnership has not reached a decision as to the optimal registration strategy for ridaforolimus in patients with breast cancer. Merck has advised us that it does not intend to recommend that the partners conduct a Phase 3 clinical trial of ridaforolimus in combination with trastuzumab in patients with metastatic breast cancer based on Merck’s evaluation of the expected future market environment. As a result, we currently expect that milestones related to the initiation of Phase 3 trials discussed above will be delayed beyond the first half of 2010, and the timing of receipt of any Phase 3 related milestones and the future cost of the ridaforolimus program will depend upon revisions to the global development plan currently under discussion with Merck. We have also continued to evaluate additional potential sources of funding and various operating scenarios with the goal of continuing to advance our key corporate objectives to the maximum extent possible.

We are undertaking the common stock offering described in this prospectus supplement in order to provide us with additional funding to offset the impact of the delay in the clinical milestones that we had expected to receive in 2009 or the first half of 2010. We believe that there are potential sources of funding under our collaboration with Merck and other business development opportunities, which we are actively pursuing. While there can be no assurance that any or all of these nearer-term potential sources of funding will become available in 2009 or 2010, or at all, if we are able to secure sufficient funds for our operations through 2010 and are successful in obtaining FDA approval of ridaforolimus in sarcomas in late 2010 or early 2011, we will begin generating revenues from ridaforolimus sales and also expect to have access to a $200 million funding facility from Merck to fund development costs under our collaboration agreement with Merck. These nearer-term potential sources of funding include the following:

•	Upfront and milestone payments under partnering and licensing transactions. Based on recently announced preliminary results from our ongoing Phase 1 clinical trial of our second product candidate, AP24534, we believe that there is significant potential for us to enter into a partnership agreement related to the development of AP24534 providing a substantial upfront payment. We believe that the potential for such a collaboration could be further enhanced by the possibility that the data from the Phase 1 clinical trial may enable us to proceed directly to a pivotal registration trial of AP24534 in certain patients with chronic myeloid leukemia, or CML, and Ph+ ALL. We also are pursuing potential partnering of AP26113 and the licensing or sale of our ARGENT technology for research and laboratory applications.

•	Milestone payments under the Merck collaboration. The Merck collaboration provides for payments to us totaling up to $652 million upon the achievement of specified milestones related to the development and commercialization of ridaforolimus in up to five cancer indications. These include up to $40 million upon the initiation of Phase 2 clinical trials (all of which has been earned and received to date), $88 million upon the initiation of Phase 3 clinical trials (of which $13.5 million has been earned and received to date), up to $324 million upon regulatory filings and regulatory approvals in various territories, and up to $200 million upon achievement of specified sales thresholds. Based on the current status of enrollment and disease progression events in the Phase 3 SUCCEED trial of ridaforolimus as well as the statistical power and design of the trial, we believe that there is a reasonable possibility that the available clinical data at the time of the second interim analysis of efficacy by the DSMB would be sufficient to demonstrate a statistically significant difference in the primary endpoint of the trial, progression free survival, when comparing the ridaforolimus and placebo treated patients. We believe that such an outcome would enable us to submit an NDA to the FDA in mid-2010 and allow for the possibility of FDA approval of ridaforolimus by the end of 2010 or early 2011. The acceptance by the FDA of the submission of the NDA and subsequent FDA approval of ridaforolimus would each trigger a $30 million milestone payment to us under the Merck collaboration. Subsequent regulatory approvals of ridaforolimus for use in sarcomas in Europe and Japan would also trigger milestone payments to us by Merck. If the results from the outcome of the second interim analysis of our ongoing SUCCEED trial demonstrate that the primary endpoint has been achieved, we believe that there is a reasonable likelihood that we will receive at least $30 million in regulatory milestone payments from Merck in the second half of 2010.

•	Costs and funding of global development plan. As part of our annual review of the global development plan with Merck, the parties are currently working together to revise the clinical trial program in the global development plan for ridaforolimus in potential cancer indications beyond sarcomas. These discussions involve scientific, medical, commercial and financial input from the partners. We anticipate that these discussions will result in an update to the existing global development plan that defines the scope, timing and costs of ongoing development, including which Phase 3 clinical trials will be pursued and when they will likely be initiated, and the expected timing and amounts of related milestone payments. In connection with any revision to the global development plan, we may also consider revisions of the cost sharing and funding provisions of the collaboration.

While none of the foregoing sources or timing of funding is assured, we believe that the number and variety of potential sources of funding under our collaboration agreement with Merck and other business development opportunities increases the likelihood that we will receive additional payments to help fund our operations. We will continue to evaluate and pursue, as appropriate, other potential sources of capital to fund our operations.

Each of these potential sources of funding is subject to numerous risks and uncertainties, and there is no assurance that such funding will become available in 2009 or 2010, or at all, as discussed further in “Risk Factors” on page S-10 of this prospectus supplement under the heading “Risks Related to Our Business — Insufficient funding may jeopardize our research and development programs and may require us to reduce our operations or prevent commercialization of our products and technologies.”

There can be no assurance that we will receive any of such payments in the timeframes we have identified, or at all, and if we cannot secure adequate funding from these sources, we may be required, as discussed further in “Risk Factors” on page S-12 of this prospectus supplement under the heading describing risks relating to insufficient funding, to reduce our operations, delay, scale back, eliminate or terminate clinical trials for one or more of our research and development programs, or enter into licenses, or other arrangements with third parties on terms that may be unfavorable to us, or to pursue other types of financing. Unless we were able to obtain access to additional funds during the remainder of 2009, without the net proceeds of this offering we would be required to scale back our operations over the remainder of 2009, which would have a material adverse effect on our business. Moreover, if we are not successful in our efforts to secure such funding or reduce spending further to mitigate the impact of the delay in the expected milestone payments from Merck, our cash, cash equivalents and marketable securities after giving effect to the net proceeds of this offering may not be sufficient to fund operations through at least the next twelve months.

Corporate Information

We were organized as a Delaware corporation in April 1991. Our corporate headquarters are located at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234, and our telephone number is (617) 494-0400. We maintain an internet website at www.ariad.com. The information on our website or any other website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on

Form 8-K and all amendments to such reports are made available free of charge through the Investor Relations section of our website as soon as reasonably practicable after they have been filed or furnished with the SEC.

ARIAD and the ARIAD logo are our registered trademarks. ARGENT is our trademark. Other service marks, trademarks and trade names appearing in this prospectus supplement or the accompanying prospectus are the property of their respective owners.

Herceptin® and Avastin® are registered trademarks of Genentech, Inc., a member of the Roche group. Enbrel® is a registered trademark of Amgen, Inc.

The Offering

Common stock offered by us	17,000,000 shares

Common stock to be outstanding after this offering	103,957,889 shares

Use of proceeds	We intend to use the net proceeds of this offering for our operations, including, but not limited to, research and development, clinical trials, product manufacturing, intellectual property protection and enforcement, and working capital, and for other general corporate purposes, including, but not limited to, repayment or refinancing of existing indebtedness or other corporate borrowings, capital expenditures and possible acquisitions. See “Use of Proceeds” on page S-25.

Risk Factors	See “Risk Factors” beginning on page S-10 for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Indication of interest to participate by our Chairman and Chief Executive Officer	Our Chairman and Chief Executive Officer, Harvey J. Berger, M.D., has indicated an interest to purchase shares of our common stock in this offering in an amount between $3 million and $5 million on the same terms and subject to the same conditions as the other investors in the offering. Based on an assumed offering price of $1.93 per share, an investment of $5 million would consist of 2,590,673 shares, or 15.2%, of the shares being offered. See “Related-Person Transactions” on page S-30.

NASDAQ Global Market symbol	ARIA

Transfer Agent	Computershare Trust Company, N.A.

The number of shares of our common stock outstanding after this offering is based on 86,957,889 shares of common stock outstanding as of July 20, 2009. Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes the following:

•	7,861,709 shares of our common stock issuable upon exercise of stock options outstanding under our stock plans as of that date, at a weighted average exercise price of $4.48;

•	1,234,000 shares of our common stock issuable upon the vesting of restricted stock units outstanding under our stock plans as of that date;

•	10,784,024 shares of our common stock issuable upon the exercise of warrants outstanding as of that date, at an exercise price of $2.15;

•	8,047,342 shares of our common stock available for future grant or issuance pursuant to our employee stock purchase and stock plans; and

•	up to 2,550,000 shares of our common stock that may be purchased by the underwriters to cover over-allotments, if any.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before purchasing our common stock, you should carefully consider the following risk factors as well as all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference, including our consolidated financial statements and the related notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Relating to Our Business

We have no product candidates that have been approved by the FDA or any foreign regulatory authority, and we and our partners may never succeed in obtaining regulatory approval for any products, developing marketable products or generating product revenues.

We are a biopharmaceutical company focused on the discovery and development of drugs to provide therapeutic intervention in treating human diseases at the cellular level. As with all scientific endeavors, we face much trial and error, and we may fail at numerous stages along the way, which would inhibit us from successfully developing, manufacturing and marketing our drug candidates.

Our lead product candidate, ridaforolimus (previously known as deforolimus, and prior to that, known as AP23573), is currently being developed by us in collaboration with Merck for potential cancer indications and by our partners, Medinol and ICON, for use in stents or other medical devices to reduce reblockage of injured vessels following interventions in which stents are used in conjunction with balloon angioplasty. Ridaforolimus is currently being studied in a Phase 3 clinical trial in patients with metastatic sarcomas and in multiple Phase 1 and Phase 2 clinical trials in various potential cancer indications and in combination with other agents. Our second product candidate, AP24534, is currently being studied in a Phase 1 clinical trial in patients with hematologic malignancies. We do not currently have any products on the market and have no product revenues. Therefore, our success is substantially dependent on (1) our ability to work in collaboration with Merck to obtain marketing approval for ridaforolimus for metastatic sarcoma and other cancer indications, (2) the ability of our partners, Medinol and ICON, to obtain marketing approval for stents or other medical devices delivering ridaforolimus, and (3) our ability to successfully complete clinical development and obtain marketing approval for AP24534 and our other product candidates, or enter into collaboration agreements for these product candidates on terms favorable to us.

Neither we nor our partners have submitted any new drug applications for ridaforolimus, AP24534 or any other product candidate of ours to the FDA or foreign regulatory authorities for marketing approval. Factors which could affect the ability to obtain regulatory approval and to achieve market acceptance and gain market share for ridaforolimus, AP24534 and any other product candidate of ours include, among other factors, product formulation, dose, dosage regimen, the ability to obtain timely and sufficient patient enrollment in clinical trials, the risk of occurrence of adverse side effects in patients participating in clinical trials, the ability to manufacture, directly or indirectly, sufficient and cost-effective quantities of product candidates, the ability to fund commercial development and to build or access a sales force in the marketplace, the ability to successfully differentiate product candidates from competitive product(s) and to sell, market and distribute, directly or indirectly, such product candidates.

In addition, positive results from early-stage clinical trials may not be replicated in later-stage Phase 2 or Phase 3 clinical trials. Similarly, positive results from preclinical studies of a product candidate may not be predictive of similar results in humans during clinical trials. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in early-stage development. Accordingly, the results from the completed preclinical studies and clinical trials for ridaforolimus may not be predictive of the results to be obtained in the Phase 3 SUCCEED trial, preliminary results of ongoing Phase 2 or completed Phase 1 trials of ridaforolimus may not be predictive of the results obtained in subsequent clinical trials, if conducted, and the promising activity we have seen in AP24534 in preclinical studies and initial results from our Phase 1 clinical trial may not be predictive of the results obtained in the remainder of the Phase 1 clinical trial or in subsequent clinical trials. Furthermore, potential competitive commercial factors may influence future decisions and directions on which clinical indications to pursue and when.

Although we have entered into a collaboration agreement with Merck for the joint global development and commercialization of ridaforolimus, we do not currently have any partners to assist in developing and commercializing our other cancer product candidates. We will depend heavily on Merck for the successful development and commercialization of ridaforolimus, particularly with respect to the commercialization of ridaforolimus outside of the United States. We would expect to be dependent upon other partners, if we enter into arrangements with one or more of them, to successfully develop and commercialize our other cancer product candidates, including AP24534. There can be no assurance that our collaboration with Merck will be successful or that we will be able to secure any other partners on terms favorable to us, or at all.

We and our medical device partners have limited experience in designing, conducting and managing the clinical trials necessary to obtain regulatory approval of stents or other medical devices that deliver small-molecule drugs. We are dependent upon the success of Medinol and ICON and any future medical device partner to successfully develop, manufacture and market stents or other medical devices to deliver ridaforolimus to reduce blockage of injured vessels following interventions in which stents are used in conjunction with balloon angioplasty. If Medinol or ICON is not successful and/or if we are not able to enter into an agreement with an additional medical device company experienced in the development, manufacture, and marketing of medical devices to deliver ridaforolimus, we will not be able to generate revenues from the marketing of stents or other medical devices that deliver ridaforolimus.

We do not expect to have any products on the market before the end of 2010, at the earliest, and, ultimately, we and our partners may not succeed in developing or commercializing any products which will generate product revenues for our company. If we and our partners are not successful in developing or marketing ridaforolimus or other product candidates, we will not be profitable.

If our collaboration with Merck relating to the development and commercialization of ridaforolimus is unsuccessful, our ability to commercialize ridaforolimus on a timely basis, or at all, could be affected and our business could be materially harmed.

In July 2007, we entered into a collaboration agreement with Merck for the joint global development and commercialization of ridaforolimus, our lead product candidate, for use in cancer. Other than with respect to our collaborative efforts in developing ridaforolimus to date, we do not have a history of working together with Merck and cannot predict the success of this collaboration. The collaboration involves a complex allocation of responsibilities, costs and benefits and provides for milestone payments to us upon the achievement of specified clinical, regulatory and sales milestones.

With respect to responsibilities and control over decisions, we and Merck have established a series of joint committees which are responsible for the development and commercialization of ridaforolimus. Under the committee structure, if the committees are unable to reach a decision, the matter is referred to senior executives of the parties. Each party has ultimate decision-making authority with respect to a specified limited set of issues, and for all other issues, the matter must be resolved by consensus of the parties. For example, we are currently in discussions with Merck about the Phase 3 clinical development plan for ridaforolimus in potential clinical indications beyond sarcomas, and we and Merck must reach agreement about the scope, timing and costs for the ongoing clinical development of ridaforolimus in order to finalize the global development plan for 2010. The joint development committee of the partnership has not reached a decision yet as to the optimal registration strategy for ridaforolimus in patients with breast cancer. Merck has advised us that it does not intend to recommend that the partners conduct a Phase 3 clinical trial of ridaforolimus in combination with trastuzumab in patients with metastatic breast cancer based on Merck’s evaluation of the expected future market environment. The failure of the parties to reach consensus on development or commercialization activities of ridaforolimus may delay its clinical development, which could lead to the delay in payment of, or the failure to earn, clinical and regulatory milestones under the collaboration agreement and may delay commercialization of ridaforolimus.

The collaboration agreement provides that, in certain circumstances, either party may opt out of conducting and funding certain late-stage clinical trials, which would result in changes in development and commercialization responsibilities and compensation arrangements. Furthermore, the collaboration agreement may be terminated by Merck (i) based on an uncured breach by us, (ii) on or after the third anniversary of the effective date of the agreement by providing at least 12 months prior written notice, (iii) upon the failure of ridaforolimus to meet certain developmental and safety requirements, or (iv) after discussions between the parties, in the event Merck concludes that it is not advisable to continue the development of ridaforolimus for use in a potential cancer indication. In addition, unrelated to our ridaforolimus collaboration, Merck’s research and development plans may be affected by its corporate, business or other developments, such as its recently announced pending merger with Schering-Plough Corporation, which may impact the joint development plans for ridaforolimus. Any loss of Merck as a collaborator in the development or commercialization of ridaforolimus, any dispute over the terms of, or decisions regarding, the collaboration, or any other adverse developments in our relationship with Merck could result in our inability to fully develop and/or commercialize ridaforolimus, or at all, could materially harm our business and could accelerate our need for additional capital.

Insufficient funding may jeopardize our research and development programs and may require us to reduce our operations or prevent commercialization of our products and technologies.

We have funded our operations to date through sales of equity securities, debt, the upfront and milestone payments received from Merck since July 2007, and, to a limited extent, operating revenues. Most of our operating revenue to date has been generated through previous collaborative research and development agreements and existing licenses. Although our collaboration agreement with Merck for the global development and commercialization of ridaforolimus is structured to provide substantial funding for the remaining development of ridaforolimus if we are successful in meeting specified milestones, we will require substantial additional funding for our other research and development programs (including pre-clinical development and clinical trials), for the pursuit of regulatory approvals and for establishing or accessing manufacturing, marketing and sales capabilities related to our other product candidates, and for other operating expenses (including intellectual property protection and enforcement), as well as capital expenditures to maintain and improve our facility, equipment and systems. We may from time to time access funding by issuing common stock or other securities in private placements or public offerings, including under our universal shelf registration statement under which we currently have approximately $40 million available for issuance prior to this offering. We may also from time to time seek additional funding from other product-based collaborations, technology licensing, issuance of debt, and public or private financings. However, such additional funding may not be available on terms acceptable to us, or at all. Accordingly, we may not be able to secure the significant funding which is required to maintain our operations or continue to fund current or future research and development programs at their current levels or at levels that may be required in the future.

In May 2009, we announced that approximately $27 million in milestone payments related to the start of Phase 3 clinical trials of ridaforolimus originally expected to be received in the fourth quarter of 2009 under the ridaforolimus collaboration agreement with Merck would likely be delayed until the first or second quarter of 2010. We also indicated that we would be evaluating measures to reduce spending in 2009 on activities not critical to the achievement of our key corporate objectives, as well as actively pursuing various partnering opportunities in order to mitigate the impact of the change in the anticipated timing of receipt of the ridaforolimus milestone payments. Subsequent to that announcement, we have implemented measures to reduce our previously projected operating expenses by approximately $7.5 million during the second half of 2009. As part of our annual review of the global development plan with Merck, we are currently working together to revise the clinical trial program in the global development plan for ridaforolimus in potential cancer indications beyond sarcomas. At this time, the joint development committee of the partnership has not reached a decision as to the optimal registration strategy for ridaforolimus in patients with breast cancer. Merck has advised us that it does not intend to recommend that the partners conduct a Phase 3 clinical trial of ridaforolimus in combination with trastuzumab in patients with metastatic breast cancer based on Merck’s evaluation of the expected future market environment. As a result, we currently expect that milestones related to the initiation of Phase 3 trials discussed above will be delayed beyond the first half of 2010, and the timing of receipt of any Phase 3 related milestones and the future cost of the ridaforolimus program will depend upon revisions to the global development plan currently under discussion with Merck. We have also continued to evaluate additional potential sources of funding and various operating scenarios with the goal of continuing to advance our key corporate objectives to the maximum extent possible.

We are undertaking the common stock offering described in this prospectus supplement in order to provide us with additional funding to offset the impact of the delay in the clinical milestones that we had expected to receive in 2009 or the first half of 2010. We believe that there are potential sources of funding under our collaboration with Merck and other business development opportunities, as disclosed in further detail in this prospectus supplement under the heading “Prospectus Supplement Summary — Recent Developments — Sources and Uses of Funds.” While there can be no assurance that any or all of these nearer-term potential sources of funding will become available in 2009 or 2010, or at all, they include the following:

•	Upfront and milestone payments under partnering and licensing transactions. We believe that we may be able to enter into a partnership agreement related to the development of AP24534 providing a substantial upfront payment, and we also are actively pursuing the licensing or sale of our ARGENT technology for research and laboratory applications. Our ability to successfully enter into such transactions will be dependent on numerous factors, including the successful outcome of our Phase 1 clinical trial of AP24534 in CML and Ph+ ALL, and we may not succeed in entering into such transactions on attractive terms providing substantial near-term funding, or at all. In addition, if the data from the Phase 1 clinical trial does not enable us to proceed directly to a pivotal registration trial of AP24534 in certain patients with CML and Ph+ ALL, we may need to spend further resources developing this product candidate or our ability to enter into a collaboration agreement on terms acceptable to us, if at all, could be adversely affected.

•	Milestone payments under the Merck collaboration. We believe that the available clinical data at the time of the second interim analysis of our ongoing Phase 3 SUCCEED trial could be sufficient to enable us to submit an NDA to the FDA in mid-2010, and allow for the possibility of FDA approval of ridaforolimus by the end of 2010 or early 2011, which would each trigger an additional $30 million milestone payment to us. However, there can be no assurance that the second interim analysis will demonstrate the efficacy of ridaforolimus with statistical significance, and it may be necessary to continue with the trial until a final analysis of clinical data is available, which would, even if the trial were ultimately successful, delay our receipt of the first of these milestone payments until late 2010, at the earliest.

•	Costs and funding of global development plan. As part of our annual review of the global development plan with Merck, the parties are currently working together to revise the clinical trial program in the global development plan for ridaforolimus in potential cancer indications beyond sarcomas. We anticipate that these discussions will result in an update to the existing global development plan that defines the scope, timing and costs of ongoing development, including which Phase 3 clinical trials will be pursued and when they will likely be initiated, and the expected timing and amounts of related milestone payments. In connection with any revision to the global development plan, we may also consider revisions of the cost sharing and funding provisions of the collaboration. However, there can be no assurance as to when our discussions with Merck will be completed and whether they will result in the availability of additional funding under the collaboration agreement on terms acceptable to us, or at all, and the initiation of Phase 3 trials with the related milestone payments could be delayed pending the resolution of these discussions or the completion of other clinical trials that may be needed prior to commencing Phase 3 clinical trials.

There can be no assurance that we will receive any of such payments in the timeframes we have identified, or at all, and if we cannot secure adequate funding from these sources, we may be required to pursue other types of financing, as described in the first paragraph of this “risk factor” above, or to reduce our operations, delay, scale back, eliminate or terminate clinical trials for one or more of our research and development programs, or enter into licenses or other arrangements with third parties on terms that may be unfavorable to us. Unless we were able to obtain access to additional funds during the remainder of 2009, without the net proceeds of this offering we would be required to scale back our operations over the remainder of 2009, which would have a material adverse effect on our business. Moreover, if we are not successful in our efforts to secure such funding or reduce spending further to mitigate the impact of the delay in the expected milestone payments from Merck, our cash, cash equivalents and marketable securities after giving effect to the net proceeds of this offering may not be sufficient to fund operations through at least the next twelve months.

Raising additional capital by issuing securities or through collaboration and licensing arrangements may cause dilution to existing stockholders, restrict our operations or require us to relinquish proprietary rights.

We may seek to raise the additional capital necessary to fund our operations through public or private equity offerings, debt financings, and collaboration and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, our stockholders’ ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect our stockholders’ rights. Under an existing loan agreement with a bank, we are required to maintain certain financial and non-financial covenants, including covenants limiting or restricting our ability to incur additional debt or declare dividends. If we raise additional funds through collaboration and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

We have incurred significant losses to date and may never be profitable.

We have incurred significant losses in each year since our formation in 1991, including a net loss of $71.1 million in 2008 and a net loss of $20.2 million for the three month period ended March 31, 2009, and have an accumulated deficit of $458.8 million through March 31, 2009. Our losses have resulted principally from costs incurred in research and development of our product candidates, including clinical development of ridaforolimus and AP24534, and from general and administrative costs, including costs incurred to prosecute and protect our intellectual property, associated with our operations. Although the collaboration with Merck is structured so that the expected milestone payments to be paid by Merck to us should largely offset our share of the costs of development of ridaforolimus over the period of development, it is likely that we will incur significant operating losses for the foreseeable future, and we expect such losses to increase as we continue our research and development activities and begin to build a sales and marketing organization in anticipation of obtaining regulatory approval to market ridaforolimus in the United States, which approval may never occur. We currently have no product revenues, limited license revenues and limited commitments for future licensing revenues, and may not be able to generate such revenues in the future. If our losses continue and we and our existing partners or potential future partners are unable to successfully develop, commercialize, manufacture and market our product candidates and/or we are unable to enter into agreements and licenses of our intellectual property, we may never generate sufficient revenues to achieve profitability. Even if we and our partners are able to commercialize products and we are able to enter into agreements or licenses in the future, we may never generate sufficient revenues to have profitable operations.

We have limited manufacturing experience and are dependent upon the ability of third parties, including Merck, to manufacture our product candidates, which raises uncertainty as to our ability to develop and commercialize our product candidates.

Under our collaboration with Merck, we are responsible for providing the active pharmaceutical ingredient used in ridaforolimus drug product and Merck is responsible for the formulation of the finished product. Under our agreements with Medinol and ICON, we are responsible for providing the ridaforolimus to be delivered by the stents or medical devices being developed by Medinol and ICON. We have no experience in manufacturing any of our product candidates on a large scale and have contracted and expect to continue to contract with third-party manufacturers, including Merck, to provide material for clinical trials and potential commercial launch, and to assist in the development and optimization of our manufacturing processes and methods. Our ability to conduct clinical trials and commercialize our product candidates will depend on the ability of such third parties to manufacture our products on a large scale at a competitive cost and in accordance with current good manufacturing practices, or cGMPs, and other regulatory requirements. If we are not able to obtain contract manufacturing on commercially reasonable terms, obtain or develop the necessary materials and technologies for manufacturing, or obtain intellectual property rights necessary for manufacturing, or if our contract manufacturers fail to provide us with the quantities and quality of the products we require in a timely manner, we may not be able to conduct or complete clinical trials or commercialize our product candidates, including ridaforolimus. There can be no assurance that we will be able to obtain such requisite terms, materials, technologies and intellectual property necessary to successfully manufacture our product candidates for clinical trials or commercialization.

We have limited experience in conducting clinical trials and are dependent upon the ability of third parties, including Merck, contract research organizations, collaborative academic groups, clinical trial sites and investigators, to conduct or to assist us in conducting clinical trials for our product candidates, which raises uncertainty as to our ability to develop and commercialize our product candidates.

We have limited experience in designing, initiating, conducting and monitoring the clinical trials necessary to obtain regulatory approval of our product candidates. Our collaboration agreement with Merck provides that the development and commercialization of ridaforolimus, our lead product candidate, will be jointly conducted pursuant to a global development plan. Pursuant to the global development plan, we are conducting multiple clinical trials of ridaforolimus in multiple potential cancer indications. Together with the efforts of Merck, contract research organizations, advisory boards, review committees, collaborative academic groups, clinical trial sites and investigators, we are heavily dependent on our and their ability to successfully initiate, enroll, conduct and monitor our Phase 3 SUCCEED trial and other clinical trials of ridaforolimus. In particular, we are dependent upon the review, advice and/or services of several independent committees, consultants and contractors with respect to protocol design, patient enrollment, data monitoring, radiology review, pathology and drug distribution to clinical trial sites for our SUCCEED trial and other clinical trials of ridaforolimus. We are also dependent upon our ability and the ability of Merck and our contractors to coordinate with us and to timely and accurately collect and report to regulatory authorities worldwide the patient data generated in our SUCCEED trial and other clinical trials of ridaforolimus. We, Merck, and our respective contractors, collaborative academic groups, clinical trial sites or investigators may lack sufficient personnel, technology, expertise, experience or resources to effectively initiate clinical trial sites, recruit and enroll patients, conduct and monitor clinical trials, and to collect and report patient data relating to our SUCCEED trial or other clinical trials of ridaforolimus, either generally or in specific countries.

We also initiated in 2008 and are conducting a Phase 1 clinical trial of AP24534 in patients with hematologic malignancies. We do not currently have a partner for the development and commercialization of AP24534 and are dependent upon our ability and/or the ability of our contractors, collaborative academic groups, clinical trial sites and investigators, to successfully design, initiate, conduct and monitor clinical trials of AP24534, including the ongoing Phase 1 trial. Failure by us or our partners, contractors, collaborative academic groups, clinical trial sites or investigators to timely and effectively initiate, conduct and monitor our clinical trials could significantly delay or materially impair our ability to complete clinical trials and/or obtain regulatory approval of ridaforolimus, AP24534 or our other product candidates and, consequently, could delay or materially impair our ability to generate revenues therefrom.

We may be unable to generate material revenues from the licensing of our NF-κB patent portfolio if we are unable to enforce against, or license our NF-κB patents to, pharmaceutical and biotechnology companies.

We are the exclusive licensee of a family of patents, three in the U.S. and one in Europe, including a pioneering U.S. patent covering methods of treating human disease by regulating NF-κB cell-signaling activity, hereinafter referred to as the '516 Patent, awarded to a team of inventors from The Whitehead Institute for Biomedical Research, Massachusetts Institute of Technology and Harvard University. Dr. David Baltimore, the former president of the California Institute of Technology and one of our consultants and scientific founders, is a lead inventor of the '516 Patent and a member of the board of directors of Amgen Inc. We have a licensing program to generate revenues from the discovery, development, manufacture and sale of products covered by our NF-κB patent portfolio. These patents have been, and in the future may be, challenged and may be subsequently narrowed, invalidated, declared unenforceable or circumvented, any of which could materially impact our ability to generate licensing revenues from them.

As disclosed in this prospectus supplement under the heading “Prospectus Supplement Summary — Recent Developments” and in Part II, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, we have been engaged in two litigations concerning the '516 Patent against Lilly and Amgen. In the Amgen case, on June 1, 2009 the Court of Appeals for the Federal Circuit (“CAFC”) affirmed a lower court’s claim interpretation and summary judgment of non-infringement with respect to the Amgen product, Enbrel. No issues of claim validity were decided in that case. In the Lilly case, a lower court decision in our favor was overturned on appeal by the CAFC based on an adverse decision on a claim validity issue. A petition for rehearing is currently pending with the CAFC. The '516 Patent was also the subject of reexamination at the United States Patent and Trademark Office (“PTO”) which issued a final rejection of a number of the claims, including those involved in the Amgen and Lilly cases. An appeal of that decision is pending at the Patent Office Board of Appeals and Interferences. We cannot provide any assurance that other third parties, who may be infringing our NF-κB patents, will not seek to initiate similar, further proceedings for declaratory relief or reexamination with regard to the '516 Patent or other NF-κB patents. As exclusive licensee of the '516 Patent, we are obligated for the costs expended for its prosecution in the PTO, for its enforcement in the above noted litigations and otherwise. If other third parties initiate proceedings with regard to the '516 Patents, we may need to expend additional significant capital and management resources pursuing these matters in court or in the PTO.

In addition, if no claims which cover commercially significant subject matter survive, we will not realize any further sublicensing revenues based on the '516 Patent, and could be liable under certain limited circumstances for litigation costs and potentially attorneys’ fees. Those financial consequences could adversely impact our ability to further our clinical programs and our research and development programs at the current levels or at levels that may be required in the future.

The loss of key members of our scientific and management staff could delay and may prevent the achievement of our research, development and business objectives.

Our performance as a specialized scientific business is substantially dependent on our key officers and members of our scientific staff responsible for areas such as drug development, clinical trials, regulatory affairs, drug discovery, manufacturing, marketing, business development and intellectual property protection and licensing. We also are dependent upon a few of our scientific advisors to assist in formulating our research and development strategy. While we have entered into employment agreements with all of our executive officers, these officers may terminate their employment with us at any time. The loss of, and failure to promptly replace, any member of our management team could significantly delay and may prevent the achievement of our research, development and business objectives.

We are dependent upon the ability of our medical device partners to develop, manufacture, test and market stents or other medical devices to deliver ridaforolimus.

We have no experience in the development of medical devices and do not intend ourselves to develop stents or other medical devices to deliver ridaforolimus. Instead, we have granted two licenses (to Medinol and to ICON) and, under those license agreements, we may grant one additional license, under our rights to ridaforolimus to a medical device company for its use in developing and commercializing such medical devices to reduce blockage of injured vessels following stent-assisted angioplasty.

While we expect to supply ridaforolimus to our medical device partners and any additional partner, we will be otherwise dependent upon them to develop and commercialize stents or other medical devices to deliver ridaforolimus. Such medical device partners have varying degrees of scientific, technical, medical and regulatory experience and resources to, directly or through third parties, develop, manufacture, test or market stents or other medical devices to deliver ridaforolimus. Their ability to conduct clinical trials and commercialize such medical devices will be dependent on both the safety profile of their medical devices and ridaforolimus, as well as their ability to manufacture and supply medical devices for clinical trials and marketing purposes and our ability to manufacture and supply ridaforolimus, either directly or through third parties, at a competitive cost and in accordance with cGMPs and other regulatory requirements. Although, under our collaboration with Merck, Merck is responsible for the formulation of ridaforolimus finished product for potential indications covered by the collaboration, we depend upon third-party manufacturers or collaborative partners for the production of ridaforolimus for clinical trials to be conducted by our medical device partners, and we intend to use third-party manufacturers to produce ridaforolimus on a commercial scale, if any partner receives regulatory approval. Our reliance on third-party manufacturers and their potential inability to meet our supply commitments to one or more of our partners could adversely impact the ability of our partners to commercialize stents or other medical devices to deliver ridaforolimus.

We anticipate that our partners will seek to develop and commercialize stents or other medical devices to deliver ridaforolimus that do not infringe third-party patents. However, there can be no assurance that the devices delivering ridaforolimus marketed by our partners will not be subject to third-party claims. Furthermore, the patents issued to us or our partners covering ridaforolimus and/or medical devices, including stents, may be subject to challenge and may be subsequently narrowed, invalidated or circumvented. Any such event would adversely impact the ability of one or more of our partners to market their stents or other medical devices to deliver ridaforolimus.

Our existing license agreements with Medinol and ICON allow either party to terminate under certain circumstances, including our partner’s reasonable business judgment that development of a medical device to deliver ridaforolimus is not feasible. Medinol or ICON may be unable to develop a medical device to deliver ridaforolimus and we may also not be able to enter into any additional licensing agreements with any other medical device companies to develop such devices on terms which are acceptable to us, or at all. Our inability to enter into such transactions, or the inability of one or more of our partners to develop or commercialize stents or other medical devices to deliver ridaforolimus for any reason, will adversely impact our ability to generate revenues from any licenses of ridaforolimus.

We may not be able to protect our intellectual property relating to our research programs, technologies and product candidates.

We and our licensors have issued patents and pending patent applications covering research methods useful in drug discovery, new chemical compounds discovered in our drug discovery programs including, among others, ridaforolimus, certain components, configurations and uses of our cell-signaling regulation technologies and products-in-development, methods and materials for manufacturing our products-in-development and other pharmaceutical products and methods and materials for conducting pharmaceutical research. Pending patent applications may not issue as patents and may not issue in all countries in which we develop, manufacture or sell our products or in countries where others develop, manufacture and sell products using our technologies. In addition, patents issued to us or our licensors may be challenged, as is the case with the PTO proceeding and the Lilly and Amgen litigations regarding the NF-κB '516 Patent, and they may be subsequently narrowed, invalidated or circumvented. In that event, such patents may not afford meaningful protection for our technologies or product candidates, which would materially impact our ability to develop and market our product candidates and to generate licensing revenues from our patent portfolio. Certain technologies utilized in our research and development programs are already in the public domain. Moreover, a number of our competitors have developed technologies, filed patent applications or obtained patents on technologies, compositions and methods of use that are related to our business and may cover or conflict with our patent applications, technologies or product candidates. Such conflicts could limit the scope of the patents that we may be able to obtain or may result in the denial of our patent applications. If a third party were to obtain intellectual property protection for any of the foregoing, we may be required to challenge such protection, terminate or modify our programs impacted by such protection or obtain licenses from such third parties, which might not be available on acceptable terms, or at all. Also, if a third party were to introduce a product into the market which we believe infringes our patents, we may be required to enforce our patent rights or seek to obtain an injunction or other relief, which could be time-consuming and expensive.

We may be unable to develop or commercialize our product candidates if we are unable to obtain or maintain certain licenses on commercial terms or at all.

We have entered, and will continue to enter, into agreements, with third parties to test compounds, blood and tissue samples, to perform gene expression analysis and to develop biological tests for use with our product candidates, which testing may yield new inventions and discoveries requiring us to obtain licenses in order to exclusively develop or market new products, alone or in combination with our product candidates, or to develop or market our product candidates for new indications. We have also entered into license agreements for some of our technologies. We use third parties to test blood and tissue samples and other biological materials in our clinical programs and to develop biological tests, with respect to which we may be required to obtain licenses or pay royalties or other fees in order to commercialize such tests for use with our product candidates. We also use gene sequences or proteins encoded by those sequences and other biological materials in each of our research programs which are, or may become, patented by others and to which we would be required to obtain licenses in order to develop or market our product candidates. Manufacturing and/or use of our products may also require licensing biological materials, technologies and intellectual property from third parties. Our inability to obtain any one or more of these licenses, on commercially reasonable terms, or at all, or to circumvent the need for any such license, could cause significant delays and cost increases and materially affect our ability to develop and commercialize or prevent us from developing and commercializing our product candidates. Obtaining licenses for these discoveries, materials and technologies may require us to make cumulative royalty payments or other payments to several third parties, potentially reducing amounts paid to us or making the cost of our products commercially prohibitive.

Some of our licenses obligate us to exercise diligence in pursuing the development of product candidates, to make specified milestone payments and to pay royalties. In some instances, we are responsible for the costs of filing and prosecuting patent applications and actions to enforce our rights against infringers. These licenses generally expire upon the earlier of a fixed term of years after the date of the license or the expiration of the applicable patents, but each license is also terminable by the other party upon default by us of our obligations. Our inability or failure to meet our diligence requirements or make any payments required under these licenses would result in a reversion to the licensor of the rights granted which, with respect to the licenses pursuant to which we have obtained exclusive rights, would materially and adversely affect our ability to develop and market products based on our licensed technologies.

Competing technologies may render some or all of our programs or future products noncompetitive or obsolete.

Many well-known pharmaceutical, healthcare and biotechnology companies, academic and research institutions and government agencies, which have substantially greater capital, research and development capabilities and experience than us or our potential partners, are presently engaged in one or more of the following activities:

•	developing products based on cell signaling, cancer biology, and computational chemistry;

•	conducting research and development programs for the treatment of the various potential disease indications in which we are focused; and

•	manufacturing, promoting, marketing and selling pharmaceutical or medical device products for treatment of diseases in all of the various disease indications in which we or our current or possible future partners are focused.

Some of these entities already have competitive products on the market or product candidates in clinical trials or in more advanced preclinical studies than we do. Many of these entities also have substantially greater research, development, manufacturing and marketing resources and experience than us. In particular, we are aware that Wyeth and Novartis have mTOR inhibitors on the market which are competitive with ridaforolimus, our lead product candidate. Decisions taken by either of these parties regarding clinical initiatives, including Phase 3 trials, of their mTOR inhibitors may impact on or block the clinical and commercial opportunities available to us and Merck for ridaforolimus. Additionally, PharmaMar has a marine derived antitumoral agent currently approved for the treatment of soft tissue sarcomas in Europe. By virtue of having or introducing competitive products on the market before us, these entities may gain a competitive advantage. Competing technologies may render some or all of our programs or future products noncompetitive or obsolete, and we may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies. Competing products on the market or in development may also lead us and our collaborators to revise or cease development of our product candidates in one or more indications for commercial reasons, even where clinical data may be promising. If we are unable to successfully compete in our chosen markets, we will not become profitable.

If our product candidates are not accepted by patients, physicians and insurers, we will not be successful.

Our success is dependent on the acceptance of any approved products. Our product candidates may not achieve market acceptance among patients, physicians or third-party payors, even if we obtain necessary regulatory and reimbursement approvals. Physicians and health care payors may conclude that any of our product candidates are not as safe and/or effective as competing therapies or are not as attractive based on a cost/benefit analysis as alternative treatments. Failure to achieve significant market acceptance of our product candidates or to be paid an adequate amount for our product candidates will harm our business. We believe that recommendations by physicians and health care payors will be essential for market acceptance of any product candidates.

If we are unable to establish sales, marketing and distribution capabilities or to enter into agreements with third parties to do so, we may be unable to successfully market and sell any products.

Pursuant to our collaboration with Merck, we will distribute, sell and with Merck co-promote ridaforolimus for all cancer indications in the United States, and Merck will distribute, sell and promote ridaforolimus outside the United States. We are currently establishing a commercial oncology organization, but we have no experience in marketing or selling any products. Accordingly, we may be unable to successfully, directly or indirectly, sell ridaforolimus or any other product candidates that we obtain marketing approval to sell. If we are unable to effectively sell our products, our ability to generate revenues will be materially adversely affected. We may not be able to hire, in a timely manner, the qualified sales and marketing personnel we need, if at all. In addition, we may not be able to enter into any marketing or distribution agreements on acceptable terms, if at all. If we cannot establish sales, marketing and distribution capabilities as we intend, either by developing our own capabilities or entering into agreements with third parties, sales of future products, if any, may be harmed.

If we develop a product for commercial use, a subsequent product liability-related claim or recall could have an adverse effect on our business.

Our business exposes us to potential product liability risks inherent in the testing, manufacturing and marketing of pharmaceutical products. Prior to obtaining regulatory approval to market our products, we or our partners are required to test such products in human clinical trials at health care institutions pursuant to agreements which indemnify such institutions in case of harm caused to patients by our products. We may not be able to avoid significant product liability exposure resulting from use of our products. A product liability-related claim or recall could be detrimental to our business. In addition, except for insurance covering product use in our clinical trials, we do not currently have any product liability insurance, and we may not be able to obtain or maintain such insurance on acceptable terms, or we may not be able to obtain any insurance to provide adequate coverage against potential liabilities, including liabilities arising from our clinical trials. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products that we or our partners may develop.

Significant additional losses or insufficient funding may cause us to default on certain covenants of our loan documents.

At March 31, 2009, we had $12.6 million outstanding under a term loan agreement with a bank, pursuant to which we are required to maintain certain financial and non-financial covenants, including minimum cash, cash equivalents and investments of $15 million. For example, we would be in default under the loan agreement if we issue our audited financial statements with a “going concern” or like qualification or exception by our independent auditors. A default of any of these covenants would allow the bank to demand payment of its loan. We currently have sufficient liquidity to fund payment of this loan if demand for payment were made. However, if we are unable to raise adequate financing to fund continuing operations or otherwise to refinance our loan, we may not be able to maintain compliance with loan covenants, may be required to pay off the loan and may be required to reduce our spending on operations.

Risks Relating to Governmental Approvals

We have limited experience in conducting clinical trials, which may cause delays in commencing and completing clinical trials of our product candidates.

Clinical trials must meet applicable FDA and foreign regulatory requirements. We have limited experience in designing, conducting and managing the preclinical studies and clinical trials necessary to obtain regulatory approval for our product candidates in any country and no experience in conducting and managing post-approval studies of any products. We or our collaborative partners may encounter problems in clinical trials that may cause us or the FDA or foreign regulatory agencies to delay, suspend or terminate our clinical trials at any phase. These problems could include the possibility that we may not be able to manufacture sufficient quantities of cGMP materials for use in our clinical trials, conduct clinical trials at our preferred sites, enroll a sufficient number of patients for our clinical trials at one or more sites, or begin or successfully complete clinical trials in a timely fashion, if at all. Furthermore, we, our partners, the FDA or foreign regulatory agencies may suspend clinical trials of our product candidates at any time if we or they believe the subjects participating in the trials are being exposed to unacceptable health risks or if we or they find deficiencies in the clinical trial process or conduct of the investigation. If clinical trials of any of our product candidates fail, we or our partners will not be able to market the product candidate which is the subject of the failed clinical trials. The FDA and foreign regulatory agencies could also require additional clinical trials before or after granting of marketing approval for any products, which would result in increased costs and significant delays in the development and commercialization of such products and could result in the withdrawal of such products from the market after obtaining marketing approval. Our failure, or the failure of our partners, to adequately demonstrate the safety and efficacy of a product candidate in clinical development could delay or prevent obtaining marketing approval of the product candidate and, after obtaining marketing approval, data from post-approval studies could result in the product being withdrawn from the market, either of which would likely have a material adverse effect on our business.

We may not be able to obtain government regulatory approval to market our product candidates.

To date, neither we nor our partners have submitted a marketing application for any of our product candidates to the FDA or any foreign regulatory agency, and none of our product candidates has been approved for commercialization in any country. Prior to commercialization, each product candidate will be subject to an extensive and lengthy governmental regulatory approval process in the United States and in other countries. We or our partners may not be able to obtain regulatory approval for any product candidates, or even if approval is obtained, the labeling for such products may place restrictions on their use that could materially impact the marketability and profitability of the product subject to such restrictions. Satisfaction of these regulatory requirements, which includes satisfying the FDA and foreign regulatory authorities that the product is both safe and effective for its intended uses, typically takes several years or more depending upon the type, complexity, novelty and safety profile of the product and requires the expenditure of substantial resources. Uncertainty with respect to meeting the regulatory requirements governing our product candidates may result in high costs and/or extensive delays in the regulatory review process. If regulatory approval of a product is granted, such approval will be limited to those disease states and conditions for which the product is proven safe and effective, as demonstrated by clinical trials, and may not include all of the indications necessary to successfully market the product. Even though we have obtained orphan drug designation from the FDA and EMEA for ridaforolimus in bone and soft-tissue sarcomas, related marketing exclusivity periods may be challenged by others or may prove to be of no practical benefit. In addition, even though we have reached agreement on a Special Protocol Assessment, or SPA, with the FDA with respect to our SUCCEED Phase 3 clinical trial of ridaforolimus for metastatic sarcoma, the FDA is not obligated to approve ridaforolimus as a result of the SPA, even if the clinical outcome of the SUCCEED trial is positive. Therefore, we cannot provide assurance that positive results in the SUCCEED trial will be sufficient for FDA approval of ridaforolimus.

We will not be able to sell our product candidates if we, Merck or our third-party manufacturers fail to comply with FDA manufacturing and quality requirements.

Under our collaboration with Merck, we are responsible for providing the active pharmaceutical ingredient used in ridaforolimus drug product, and Merck will be responsible for the formulation of the finished product. Under our agreements with Medinol and ICON, we are responsible for providing the ridaforolimus to be delivered by the stents or other medical devices being developed by Medinol and ICON. Before approving any of our product candidates, the FDA will inspect the facility or facilities at which the drug product is manufactured and will not approve the drug candidate unless it is satisfied with our or our third-party manufacturer’s compliance with manufacturing and quality requirements. The manufacturing of our product candidates must comply with cGMP requirements of the FDA and similar requirements of regulatory agencies in other countries. These requirements govern, among other things, quality control and documentation procedures. We, Merck or any third-party manufacturer of product candidates, may not be able to comply with these requirements, which would prevent us from obtaining approval for or selling such products. Material changes to the manufacturing processes of products after approvals have been granted are also subject to review and approval by the FDA or other regulatory agencies. Following approval, such facilities are subject to continuing FDA and foreign regulatory inspections and failure to comply with cGMPs or similar regulations can result in regulatory action up to and including cessation of shipment of product.

Even if we or our partners bring products to market, we or they may be unable to effectively price the products or obtain adequate reimbursement for sales of the products, which would prevent the products from becoming profitable.

If we or our partners succeed in bringing any product candidates to the market, they may not be considered cost-effective, and coverage and adequate payments may not be available or may not be sufficient to allow us to sell such products on a competitive basis. In both the United States and elsewhere, sales of medical products and the availability or acceptance of treatments are dependent, in part, on the availability of reimbursement from third-party payors, such as health maintenance organizations and other private insurance plans and governmental programs such as Medicare. Third-party payors are increasingly challenging the prices charged for pharmaceutical products and medical procedures. Our business may be affected by the efforts of government and third-party payors to contain or reduce the cost of health care through various means. In the United States, there have been and will continue to be a number of federal and state proposals to implement government controls on pricing. Similar government pricing controls exist in varying degrees in other countries. In addition, the emphasis on managed care in the United States has increased and will continue to increase the pressure on the pricing of pharmaceutical products. We cannot predict whether any legislative or regulatory proposals will be adopted or the effect these proposals or managed care efforts may have on our business.

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009. This law provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate any policies for public or private payors, it is not clear what if any effect the research will have on the sales of our product candidates if any such product or the condition that it is intended to treat is the subject of a study. Decreases in third-party reimbursement for our product candidates or a decision by a third-party payor to not cover our product candidates could reduce physician usage of the product candidate and have a material adverse effect on our sales, results of operations and financial condition.

In addition, President Obama has been advocating changes to the way in which healthcare is provided in the United States and several proposals intended to achieve this goal are being actively considered by Congress. It is not clear how such changes if enacted into law would affect the commercialization of our product candidates, if they are approved.

We cannot predict whether any other legislative or regulatory proposals will be adopted or the effect these proposals or healthcare efforts may have on our business.

Risks Relating to Our Common Stock

Results of our operations, general market conditions for biotechnology stocks and other factors could result in a sudden change in the value of our stock.

As a biopharmaceutical company, we have experienced significant volatility in our common stock. During the period July 1, 2008 through June 30, 2009, our stock price ranged from a high of $3.55 to a low of $0.72. Factors that can contribute to such volatility may include: announcements regarding results and timing of preclinical studies and clinical trials for our product candidates; announcements regarding our collaborations and partnerships; evidence of the safety or efficacy of our product candidates; announcements regarding product developments or regulatory approvals obtained by companies developing competing products; decisions by regulatory agencies that impact or may impact our product candidates; the results and timing of efforts by our partner or future partners to develop stents or other medical devices to deliver ridaforolimus; announcements of new collaborations or failure to enter into collaborations; our funding requirements; announcements of new equity or debt financings; announcements of technological innovations or new therapeutic products; developments relating to intellectual property rights, including licensing, litigation and governmental regulation and, in particular, our litigation with Lilly and with Amgen and reexamination proceedings in the PTO with respect to the '516 Patent; healthcare or cost-containment legislation; general market trends for the biotechnology industry and related high-technology industries; the impact of exchange rates for the U.S. dollar; the impact of changing interest rates and policies of the Federal Reserve; and public policy pronouncements. These and other factors could have a significant impact on the value and volatility of our common stock in future periods.

Anti-takeover provisions of Delaware law, provisions in our charter and bylaws and our stockholders’ rights plan, or poison pill, could make a third-party acquisition of us difficult.

Because we are a Delaware corporation, the anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware, which prohibits us from engaging in certain business combinations, unless the business combination is approved in a prescribed manner. In addition, our certificate of incorporation and our bylaws, each as currently in effect, also contain certain provisions that may make a third-party acquisition of us difficult, including:

•	a classified board of directors, with three classes of directors each serving a staggered three-year term;

•	the ability of the board of directors to issue preferred stock; and

•	the inability of our stockholders to call a special meeting.

We also have implemented a stockholders’ rights plan, also called a poison pill, which could make it uneconomical for a third party to acquire our company on a hostile basis. These provisions, as well as Section 203, may discourage certain types of transactions in which our stockholders might otherwise receive a premium for their shares over the current market price, and may limit the ability of our stockholders to approve transactions that they think may be in their best interests.

Risks Related to This Offering

We may allocate the net proceeds from this offering in ways that you and other shareholders may not approve.

We intend to use the net proceeds of this offering for our operations, including, but not limited to, research and development, clinical trials, product manufacturing, intellectual property protection and enforcement, and working capital, and for other general corporate purposes, including, but not limited to, repayment or refinancing of existing indebtedness or other corporate borrowings, capital expenditures and possible acquisitions. Accordingly, our management will have broad discretion as to the application of these net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds and our management could spend the net proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value (deficiency) of the common stock you purchase in this offering. After giving effect to the sale by us of 17,000,000 shares of common stock in this offering, and based on an assumed public offering price of $1.93 per share in this offering and a net tangible book value per share (deficiency) of our common stock of $(0.91) as of March 31, 2009, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $2.39 per share in the net tangible book value (deficiency) of the common stock. If the underwriters exercise their over-allotment option, you will experience lower dilution. See “Dilution” on page S-29 for a more detailed discussion of the dilution you will incur in connection with this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risk and uncertainties. Any statements contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus that are not statements of historical fact may be forward-looking statements. When we use the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and other similar terms and phrases, including references to assumptions, we are identifying forward-looking statements. Forward-looking statements involve risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. These factors include, among others, the costs associated with our research, development, manufacturing and other activities, the conduct and results of preclinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on our strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner’s product candidates, the timing, scope, cost and outcome of legal proceedings, future capital needs, risks related to key employees, markets, economic conditions, prices, reimbursement rates and competition, and other factors set forth more fully in this prospectus supplement and the accompanying prospectus, including those described under “Risk Factors” beginning of page S-10 of this prospectus supplement and page 8 of the accompanying prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as may be required by law, we do not intend to update any of the forward-looking statements for any reason after the date of this prospectus supplement to conform such statements to actual results or if new information becomes available.

All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $30.5 million from the sale of 17,000,000 shares of common stock in this offering, or approximately $35.1 million if the underwriters exercise their over-allotment option in full, based on an assumed public offering price of $1.93 per share (which was the closing price of our common stock on July 31, 2009), after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us.

A $1.00 increase (decrease) in the assumed public offering price of $1.93 per share would increase (decrease) the net proceeds to us from this offering by $16.0 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us.

We intend to use the net proceeds of this offering for our operations, including, but not limited to, research and development, clinical trials, product manufacturing, intellectual property protection and enforcement, and working capital, and for other general corporate purposes, including, but not limited to, repayment or refinancing of existing indebtedness or other corporate borrowings, capital expenditures and possible acquisitions. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering for any purpose. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our term loan place restrictions on our ability to pay dividends on our common stock.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected balance sheet data as of December 31, 2008 presented below have been derived from our audited consolidated financial statements for the year ended December 31, 2008 incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, or the 2008 Annual Report, filed with the SEC on March 16, 2009, which financial statements have been audited by Deloitte & Touche LLP, independent registered public accounting firm, and should be read with the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the 2008 Annual Report.

The selected statement of operations data for the three and six month periods ended June 30, 2009 and 2008, the selected balance sheet data as of June 30, 2009, and the selected statements of cash flows data for the six month periods ended June 30, 2009 and 2008 have been derived, for the 2009 financial data, from our unaudited condensed financial statements incorporated by reference into this prospectus from our Current Report on Form 8-K filed with the SEC on July 30, 2009, and for the 2008 financial data, from our unaudited financial statements for the fiscal quarter ended June 30, 2008 not included in this prospectus. Our unaudited financial statements include, in the opinion of our management, all adjustments that management considers necessary for a fair statement of the financial information set forth in those statements. Our historical results are not necessarily indicative of results to be expected for any future period, and our results for the three or six month periods ended June 30, 2009 are not necessarily indicative of results to be expected for the full fiscal year.

All amounts presented in the following tables, except share and per share amounts, are stated in thousands of dollars.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Statement of Operations Data:
License and collaboration revenue	$2,094	$1,450	$3,993	$2,945

Operating expenses:
Research and development	15,807	11,827	33,555	22,702
General and administrative	4,814	7,029	8,940	15,178

Total operating expenses	20,621	18,856	42,495	37,880

Other income (expense), net	(2,427)	139	(2,686)	657

Net loss	$(20,954)	$(17,267)	$(41,188)	$(34,278)

Net loss per common share — basic and diluted	$(.24)	$(.25)	$(.50)	$(.49)

Weighted average number of shares of common stock outstanding — basic and diluted	86,358,621	69,363,731	81,941,432	69,339,484

	June 30, 2009	December 31, 2008
	(Unaudited)

Balance Sheet Data:
Cash, cash equivalents and marketable securities	$39,535	$39,068
Total assets	$68,160	$68,188
Working capital	$17,564	$14,174
Deferred revenue	$115,769	$97,264
Total liabilities	$156,452	$137,386
Stockholders’ deficit	$(88,292)	$(69,198)

	Six Months Ended June 30,
	2009	2008
	(Unaudited)	(Unaudited)

Statement of Cash Flows Data:
Net cash used in operating activities	$(18,913)	$(31,716)
Net cash provided by (used in) investing activities	4,588	(3,532)
Net cash provided by financing activities	22,317	9,951

Net increase (decrease) in cash and cash equivalents	$7,992	$(25,297)

CAPITALIZATION

The following table sets forth our cash and cash equivalents and marketable securities and capitalization as of March 31, 2009 on an actual basis, and on an adjusted basis to give effect to the sale of 17,000,000 shares of common stock in this offering, based on an assumed public offering price of $1.93 per share (based on the last reported sale price of our common stock on July 31, 2009) and after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us. This table should be read in conjunction with the consolidated financial statements and related information incorporated by reference.

	At March 31, 2009
	Actual	As Adjusted
	In thousands, except share data

Cash and cash equivalents	$42,541	$73,032

Marketable securities	$7,600	$7,600

Current portion of long-term debt	$1,400	$1,400

Long-term debt, less current portion	$11,200	$11,200

Stockholders’ deficit:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding	–	–
Common stock, $0.001 par value, 145,000,000 shares authorized, 86,620,781 shares issued and outstanding before the offering, 103,957,889 shares issued and outstanding after this offering	87	104
Additional paid-in capital	390,185	420,659
Accumulated other comprehensive income	4	4
Accumulated deficit	(458,834)	(458,834)

Total stockholders’ deficit	(68,558)	(38,067)

Total capitalization	$(57,358)	$(26,867)

A $1.00 increase (decrease) in the assumed public offering price of $1.93 per share would increase (decrease) cash and cash equivalents and marketable securities by $16.0 million, and increase (decrease) additional paid-in capital, total stockholders’ deficit and total capitalization by a total of $16.0 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us. The pro forma information discussed above is illustrative only and following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

DILUTION

The net tangible book value (deficiency) of our common stock on March 31, 2009 was $(78.6) million, or $(0.91) per share of common stock. Net tangible book value (deficiency) per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets of $10.0 million, and dividing this amount by the number of shares of our common stock outstanding on March 31, 2009.

After giving effect to the sale by us of 17,000,000 shares of common stock in this offering at the assumed public offering price of $1.93 per share (based on the last reported sale price of our common stock on July 31, 2009) and after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us, our adjusted net tangible book value (deficiency) as of March 31, 2009 would have been $(48.1) million, or $(0.46) per share of our common stock. This represents an immediate increase in net tangible book value of $0.45 per share to our existing stockholders and an immediate decrease in the net tangible book value of $2.39 per share to new investors. Dilution in the net tangible book value per share represents the difference between the offering price per share and the net tangible book value per share of our common stock immediately after this offering. The following table illustrates this per share dilution:

Assumed public offering price per share		$1.93
Net tangible book value (deficiency) per share as of March 31, 2009	$(0.91)
Increase per share attributable to this offering	0.45

Adjusted net tangible book value (deficiency) per share after this offering		(0.46)

Dilution per share to new investors		$2.39

A $1.00 increase (decrease) in the assumed public offering price of $1.93 per share would increase (decrease) our adjusted net tangible book value per share after this offering by $0.15 per share and would increase (decrease) the dilution per share to new investors in this offering by $0.85 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us.

If the underwriters exercise their over-allotment option to purchase additional shares in full in this offering at the assumed public offering price of $1.93 per share, the adjusted net tangible book value (deficiency) as of March 31, 2009 after giving effect to this offering would increase to $(0.40) per share, and dilution per share to new investors in this offering would be $2.33 per share.

RELATED-PERSON TRANSACTIONS

Our Chairman and Chief Executive Officer, Harvey J. Berger, M.D., has indicated an interest in purchasing shares of our common stock in this offering in an amount between $3 million and $5 million on the same terms and subject to the same conditions as the other investors in the Offering. Based on an assumed offering price of $1.93 per share, an investment of $5 million would consist of 2,590,673 shares, or 15.2% of the number of shares being offered. This indication of interest is not a binding agreement or commitment to purchase shares in this offering. However, assuming such a purchase at an assumed public offering price of $1.93 per share and based on 103,957,889 shares of common stock outstanding after this offering, Dr. Berger would beneficially own approximately 4.7% of our common stock outstanding after this offering, and our executive officers and directors as a group would beneficially own approximately 8.0% of our outstanding common stock after this offering. If the actual public offering price is less than the assumed public offering price of $1.93 per share, the preceding beneficial ownership percentages will be higher. Under our policy requiring approval of related-person transactions, the Audit Committee of our Board of Directors has reviewed, evaluated and approved Dr. Berger’s proposed participation in the offering.

UNDERWRITING

We have entered into an underwriting agreement with Oppenheimer & Co. Inc. acting as representative of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares

Oppenheimer & Co. Inc.
Lazard Capital Markets LLC
Total	17,000,000

The underwriters have agreed to purchase all of the shares offered by this prospectus supplement (other than those covered by the over-allotment option described below), if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about August   , 2009 against payment in immediately available funds. The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the representatives may offer some of the shares to other securities dealers at such price less a concession of $      per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $      per share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus supplement, permits the underwriters to purchase a maximum of 2,550,000 additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount. If this option is exercised in full, the total price to public will be $      and the total proceeds to us will be $     . The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

		Total Without Exercise of	Total With Full Exercise of
	Per Share	Over-Allotment Option	Over-Allotment Option

ARIAD Pharmaceuticals, Inc.	$	$	$

We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $350,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We and our executive officers and directors have agreed to a 90-day “lock up” with respect to shares of common stock that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Oppenheimer & Co. Inc.

Our Chairman and Chief Executive Officer, Harvey J. Berger, M.D., has indicated an interest in purchasing shares of our common stock in this offering in an amount between $3 million and $5 million on the same terms and subject to the same conditions as the other investors in the Offering.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing transactions — The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•	Over-allotments and syndicate covering transactions — The underwriters may sell more shares of our common stock in connection with this offering than the number of shares than they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•	Penalty bids — If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

•	Passive market making — Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the NASDAQ Global Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

The underwriters have in the past and may in the future provide us and our affiliates with investment banking and financial advisory services for which they have in the past and may in the future receive customary fees. Oppenheimer & Co. Inc. provided us financial advisory services in connection with our acquisition of AGTI in September 2008. Lazard Capital Markets LLC served as our sole placement agent in our February 2009 registered direct financing in which we raised approximately $24.3 million in gross proceeds. We paid a cash commission equal to approximately $1.2 million to Lazard Capital Markets LLC and reimbursed certain legal expenses.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

Electronic Delivery of Preliminary Prospectus Supplement:  A prospectus supplement in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. The prospectus supplement in electronic format will be identical to the paper version of such preliminary prospectus supplement. Other than the prospectus supplement in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement or the registration statement of which this prospectus supplement forms a part.

Notice to Non-US Investors

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the shares has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen”). Any representation to the contrary is unlawful.

Each underwriter has undertaken not to offer sell, resell, transfer or deliver directly or indirectly, any shares, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the shares or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of shares to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the issuer to be in violation of the Belgian securities laws.

No regulatory consent or approval has been sought in respect of the offering in Jersey and it must be distinctly understood that the Jersey Financial Services Commission is not responsible for the financial soundness of the issuer or the correctness of any statements made or opinions expressed in connection with the issuer. The offer of shares is personal to the person to whom this prospectus supplement is being delivered, and an application for the shares will only be accepted from such person. This prospectus supplement is being issued to persons in Jersey in reliance on the Financial Services (Investment Business (Overseas Persons — Exemption)) (Jersey) Order 2001 and accordingly the provisions of the Financial Services (Jersey) Law 1998 do not apply to Oppenheimer & Co. Inc. or any other persons who, in connection with this offer, are dealing with or carrying on other specified investment business with persons in Jersey.

This prospectus supplement relates to a private placement and does not constitute an offer to the public in Guernsey to subscribe for the shares offered hereby. No regulatory consent or approval has been sought in respect of the offering in Guernsey and it must be distinctly understood that the Guernsey Financial Services Commission is not responsible for the financial soundness of the issuer or the correctness of any statements made or opinions expressed in connection with the issuer. The offer of shares is personal to the person to whom this prospectus supplement is being delivered, and an application for the shares will only be accepted from such person. The offering is only being promoted in or from within Guernsey to persons licensed under the Protection of Investors (Bailiwick of Guernsey) Law, 1987 (as amended), the Insurance Business (Guernsey) Law, 1986 (as amended), the Banking Supervision (Bailiwick of Guernsey) Law, 1994 or the Regulation of Fiduciaries, Administration Businesses and Company Directors, etc. (Bailiwick of Guernsey) Law, 2000.

Neither this prospectus supplement nor any other offering material relating to the shares has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such shares may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the lead underwriter for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by the issuer or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In the State of Israel, the shares offered hereby may not be offered to any person or entity other than the following:

(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d)	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(g)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(h)	a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i)	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(j)	an entity, other than an entity formed for the purpose of purchasing shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the shares offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus supplement will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

The offering of the shares offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the shares offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus supplement or any other document relating to the shares offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the shares offered hereby or distribution of copies of this prospectus supplement or any other document relating to the shares offered hereby in Italy must be made:

(a)	by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c)	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

This prospectus supplement has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus supplement may not be made available, nor may the shares offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980). This offering will be made to no more than 100 persons or entities in Sweden.

The shares offered pursuant to this prospectus supplement will not be offered, directly or indirectly, to the public in Switzerland and this prospectus supplement does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The issuer has not applied for a listing of the shares being offered pursuant to this prospectus supplement on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the relevant listing rules. The shares being offered pursuant to this prospectus supplement have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of shares.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in shares.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon the validity of the issuance of the securities offered by this prospectus supplement. Members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and certain members of their families and trusts for their benefit own an aggregate of approximately 5,000 shares of our common stock. Edwards Angell Palmer & Dodge LLP is acting as counsel for the underwriters in connection with various matters related to the securities offered hereby.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of ARIAD Pharmaceuticals, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov.

This prospectus supplement and the accompanying prospectus are only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omit certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus supplement, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a web site at www.ariad.com through which you can access our SEC filings. The information set forth on our web site is not part of this prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

We are “incorporating by reference” information into this prospectus supplement and the accompanying prospectus. This means that we are disclosing important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below, except in each case the information contained in such documents to the extent “furnished” and not “filed” (unless otherwise noted, the SEC file number for each of the documents listed below is 000-21696):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 16, 2009;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed on May 11, 2009;

•	Our current reports on Form 8-K filed on January 16, 2009 (Items 8.01 and 9.01), February 12, 2009 (Items 2.02 and 9.01), February 17, 2009 (Item 8.01), February 20, 2009 (Items 1.01 and 9.01), March 16, 2009 (Item 5.02), April 8, 2009 (Items 8.01 and 9.01), April 8, 2009 (Items 5.02 and 9.01), April 20, 2009 (Items 8.01 and 9.01), April 21, 2009 (Items 8.01 and 9.01), May 8, 2009 (Items 8.01 and 9.01), June 25, 2009 (Items 5.02 and 9.01), July 28, 2009 (Items 8.01 and 9.01), July 30, 2009 (Items 2.02, 8.01 and 9.01) and August 3, 2009 (Items 8.01 and 9.01);

•	The portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Securities Exchange Act of 1934, as amended, filed on April 30, 2009;

•	The description of our common stock contained in our registration statement on Form 10/A filed on June 25, 1993, including any amendment or report filed for the purpose of updating such description;

•	The description of our preferred share purchase rights contained in our registration statement on Form 8-A filed on June 19, 2000, including any amendment or report filed for the purpose of updating such description; and

•	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the termination or completion of this offering shall be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the date of filing such reports and other documents.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). These documents will be provided to you at no cost, by contacting: Investor Relations, ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234. Our telephone number is (617) 494-0400.

PROSPECTUS

ARIAD PHARMACEUTICALS, INC.
$100,000,000
COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
UNITS

     This prospectus will allow us to issue, from time to time at prices and on terms to be determined at or prior to the time of the offering, up to $100,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock or preferred stock upon conversion of the debt securities, common stock upon conversion of the preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants. We will provide you with specific terms of any offering in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as any documents incorporated by reference into this prospectus or any prospectus supplement, carefully before you invest.

     Our common stock is listed on the NASDAQ Global Market under the symbol “ARIA.” On February 13, 2007, the last reported sale price of our common stock was $5.19 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the NASDAQ Global Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

     Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 8 of this prospectus under the caption “Risk Factors.” We may include specific risk factors in supplements to this prospectus under the caption “Risk Factors.” This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement.

     Our securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 16, 2007.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, with a total value of up to $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus may not be used to consummate sales of our securities, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

Unless the context otherwise requires, “ARIAD,” “the Company,” “we,” “us,” “our” and similar names refer to ARIAD Pharmaceuticals, Inc. and our subsidiaries, including ARIAD Gene Therapeutics, Inc., or AGTI, unless the context requires otherwise.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

About ARIAD Pharmaceuticals, Inc.

We are engaged in the discovery and development of breakthrough medicines to treat cancers by regulating cell signaling with small molecules. We are developing a comprehensive approach to patients with cancer that addresses the greatest medical need — aggressive and advanced-stage cancers for which current treatments are inadequate. Our goal is to build a fully integrated oncology company focused on novel, molecularly targeted therapies to treat solid tumors and hematologic cancers, as well as the spread of primary tumors to distant sites.

Our Product Candidates

Human cells, both healthy and malignant, share an elaborate system of molecular pathways that carry signals back and forth from the cell surface to the nucleus and within the cell. Such signaling is essential to cell functioning and viability. When disrupted or over-stimulated, such pathways may trigger diseases such as cancer. For example, growth and proliferation of cancer cells are dependent on signals from external growth factors, as well as signals indicating the availability of sufficient nutrients and blood supply. These signals are conveyed along well defined pathways, several of which are regulated by a protein called the mammalian target of rapamycin, or mTOR.

Our lead cancer product candidate, AP23573, is an internally discovered, potent mTOR inhibitor. The protein, mTOR, serves as a “master switch” and appears to have a central function in cancer cells. Blocking mTOR creates a starvation-like effect in cancer cells by interfering with cell growth, division, metabolism and angiogenesis. We discovered AP23573 in a research and development program conducted by us on behalf of ARIAD Gene Therapeutics, Inc., or AGTI, our 80%-owned subsidiary.

As part of our global clinical development plan and registration strategy, AP23573 has been studied in multiple Phase 2 and 1b clinical trials in the U.S. and Europe as a single agent in patients with solid tumors, including sarcomas, hormone refractory prostate cancer and endometrial cancer. In addition, three multi-center Phase 1b trials of AP23573 in combination with other anti-cancer therapies are underway. These trials are focused primarily on patients with various types of solid tumors, especially breast, ovarian, non-small-cell lung and prostate cancers, as well as sarcomas. Further single agent and combination studies are planned. In addition, we have concluded enrollment in Phase 1b and Phase 2 clinical trials in patients with brain cancer and leukemias and lymphomas, respectively. Eleven clinical trials of AP23573 are ongoing or completed. Both intravenous and oral formulations of AP23573 have been studied in these trials.

In clinical trials to date, AP23573 has been well tolerated at the fixed doses administered, and adverse events were generally mild to moderate in severity and readily reversible. The most common treatment-related adverse events experienced by patients in the trials were mouth sores, rash, fatigue, nausea and lipid abnormalities.

In June 2006, at the annual meeting of the American Society of Clinical Oncology, or ASCO, we announced that single agent AP23573 demonstrated efficacy and was well tolerated when administered intravenously in a multi-center Phase 2 clinical trial in metastatic and/or unresectable soft-tissue and bone sarcomas involving 212 patients, at least 90% of whom had progressive disease. The primary endpoint of the trial, evidenced by clinical-benefit response, or CBR, rates, was achieved in the three most prevalent types of sarcoma, namely, bone sarcoma (CBR rate of 30%), leiomyosarcoma (33%) and liposarcoma (30%). In addition, the progression-free survival, or PFS, rate at six months for the patients in this trial was 24%, and the median PFS was 15 weeks. As it relates to both the CBR rate and the PFS rate, there was no statistical difference between the four sub-groups of patients in this trial, indicating that AP23573 demonstrated activity and clinical benefit across all four sub-groups of sarcomas. The adverse events experienced by patients in the trial were generally mild to moderate in severity and readily reversible.

Based on our ongoing interactions with the U.S. Food and Drug Administration, or FDA, and the European Medicines Agency, or EMEA, we plan to conduct a randomized, worldwide Phase 3 clinical trial of an oral dosage form of AP23573 in patients with advanced sarcomas. The FDA and the EMEA have designated AP23573 as an orphan drug for treatment of soft-tissue and bone sarcomas. The FDA has also designated AP23573 as a fast-track product for the same indications.

The oral dosage form of AP23573 is also being studied in a multi-center Phase 1b clinical trial of patients with various solid tumors. Initial results from this trial indicate that the oral dosage form can be administered safely, using several daily and intermittent dosing schedules, and achieves blood levels over time and mTOR inhibition generally consistent with those observed with intravenous administration.

As an mTOR inhibitor, AP23573 has also been shown to potently block the growth, proliferation and migration of vascular smooth muscle cells, the primary cause of narrowing and blockage of injured vessels. In 2005, we entered into a partnership with Medinol Ltd., a leading cardiovascular medical device company, to develop and commercialize stents and other medical devices to deliver AP23573 in order to prevent reblockage of injured vessels following stent-assisted angioplasty, a common non-surgical procedure for dilating or opening narrowed arteries.

Inhibition of the mTOR pathway may be useful for additional indications beyond oncology and drug-delivery stents, and we are evaluating such opportunities as part of the broader clinical development plan for AP23573.

Our second product candidate, AP24534, is an orally active oncogenic kinase inhibitor, which is in preclinical development for the treatment of chronic myeloid leukemia, or CML. CML is a slowly progressing cancer in which too many white blood cells are made in the bone marrow. In most cases, a genetic abnormality involving a protein known as Bcr-Abl results in constantly activated growth of cancer cells. Treatment with existing molecularly targeted drugs inhibits the Bcr-Abl protein but results in mutations of the Bcr-Abl gene, which creates substantial drug resistance over time. One of the clinically relevant mutations, T315I, is estimated to account for 25 percent of overall drug resistance in CML. In preclinical studies, AP24534 has demonstrated potent inhibition of the Bcr-Abl-T315I mutant as well as the major clinically relevant variants of Bcr-Abl and the naturally occurring unmutated form of the protein. In addition, AP24534 has demonstrated dose-dependent tumor shrinkage and increased survival in animal models. These findings support broad potential applicability of AP24534 in the treatment of CML, particularly in the refractory forms of CML.

In addition to our lead development programs, we have a focused drug discovery program centered on small-molecule, molecularly targeted therapies and cell-signaling pathways implicated in cancer. In addition to our oncogenic kinase inhibitor program (including AP24534), our preclinical pipeline includes single compounds that target multiple cancer pathways (e.g., cell survival, metastases and angiogenesis).

Our Technologies

We are the exclusive licensee of a family of patents, three in the U.S. and one in Europe, including a pioneering U.S. patent covering methods of treating human disease by regulating NF-kB cell-signaling activity, hereinafter referred to as the ‘516 Patent, awarded to a team of inventors from The Whitehead Institute for Biomedical Research, Massachusetts Institute of Technology and Harvard University. NF-kB is a protein that can be generally thought of as a “biological switch” that can be turned off using these treatment methods to treat disorders such as inflammation, cancer, sepsis and osteoporosis. We permit broad use of our NF-kB intellectual property, at no cost, by investigators at academic and not-for-profit institutions to conduct non-commercial research. Our goal is to license our NF-kB technology to pharmaceutical and biotechnology companies that are conducting research to discover and develop drugs that modulate NF-kB cell signaling and/or that are marketing such drugs. We have entered into two license agreements for use of our NF-kB cell-signaling technology for research and development purposes. However, the ‘516 Patent is the subject of two outstanding lawsuits and a proceeding before the United States Patent and Trademark Office, or PTO. See the section entitled “Legal Proceedings” set forth in our most recent annual report on Form 10-K filed with the SEC, and a description of the related risks in the section entitled “Risk Factors” contained in such annual report, in each case as revised or supplemented by our most recent quarterly report on Form 10-Q.

We have also developed a proprietary portfolio of cell-signaling regulation technologies, our ARGENT technology, to control intracellular processes with small molecules, which may be useful in the development of therapeutic vaccines and gene and cell therapy products and which provide versatile tools for applications in cell biology, functional genomics and drug discovery research. We distribute our ARGENT technologies at no cost to academic investigators in the form of our Regulation Kits to use in various research applications in an academic setting. We have entered into more than 1,200 material transfer agreements with 474 different institutions in 33 countries for the use of this technology in diverse areas of research, and more than 300 scientific papers describing its use have been published. In addition, we have licensed the ARGENT technology to several pharmaceutical and biotechnology companies for research and development and/or commercial purposes.

All of our product candidates and technology platforms are covered by claims of our owned or licensed patents and patent applications. As of January 30, 2007, we had 93 patents and patent applications in the United States, with foreign counterparts, of which 26 are owned, co-owned or exclusively licensed by us and 67 are owned, co-owned or exclusively licensed by AGTI. Approximately two-thirds of the United States patent applications we have filed since inception have already issued as patents.

Our Relationship with ARIAD Gene Therapeutics, Inc.

ARIAD Gene Therapeutics, Inc., or AGTI, is our 80%-owned subsidiary. Minority stockholders of AGTI, including Harvey J. Berger, M.D., our Chairman and Chief Executive Officer, Jay R. LaMarche, our former Chief Financial Officer and a member of our Board of Directors, several of our scientific advisors, Harvard University, and Stanford University, own the other 20% of AGTI. AGTI owns or licenses from others the intellectual property related to the ARGENT technology and know-how, as well as the product candidates developed from the application of this technology, including mTOR inhibitors. The mTOR inhibitor program, encompassing our lead product candidate, AP23573, and other compounds, was made possible by the creation of intellectual property, technology, and know-how related to inhibition of mTOR and the development of analogs of rapamycin as part of AGTI’s research and development program.

We do not have a license agreement with AGTI that provides us with rights to commercialize product candidates based on the ARGENT cell-signaling regulation technology or mTOR inhibitors derived from AGTI’s programs, solely for our benefit, as opposed to the benefit of AGTI. All of the research and development activities of AGTI, including the development of AP23573, have been conducted by us on behalf of AGTI pursuant to a research and development agreement. As of September 30, 2006, we have accrued an inter-company receivable of approximately $172 million representing funds we have advanced to AGTI for costs associated with AGTI’s research and development programs, of which approximately $99 million has been accrued since January 1, 2003, as clinical development of AP23573 has progressed. Other than a fee of 10% of the accrued costs advanced by us to fund the research and development activities of AGTI, we are not entitled to receive from AGTI any rights or other remuneration under the research and development agreement. Accordingly, our future economic benefit from the commercialization of such products on behalf of AGTI will only be in the form of dividends or other payments received in respect of our 80% ownership interest in AGTI, unless we acquire the equity interests of the minority stockholders, license rights to AP23573 from AGTI, or enter into a different arrangement with AGTI and/or its minority stockholders.

Consequently, as the inter-company receivable has increased to fund the development of AP23573, in order to maximize the value of ARIAD for our stockholders and to mitigate or eliminate the conflicts of interest which currently exist between ARIAD and AGTI, the independent members of our Board of Directors (all of ARIAD’s Board members other than Dr. Berger and Mr. LaMarche) are currently engaged in evaluating a variety of strategic alternatives with respect to acquiring the 20% minority interest of AGTI that we do not own and have hired independent legal counsel and financial consultants to assist them in their evaluation. Dr. Berger and Mr. LaMarche have also hired independent legal counsel to assist them in evaluating any proposal that may be proffered by the independent members of our Board of Directors for the acquisition of the minority interest in AGTI, and they are currently negotiating with the independent directors the terms under which ARIAD may agree to reimburse or advance their expenses for their legal counsel and their financial advisors to be selected in connection with such evaluation. While this evaluation is currently ongoing, there can be no assurance that ARIAD will, at any time, enter into a transaction with AGTI as a result of this evaluation. If any of these strategic alternatives is pursued as a result of the evaluation by ARIAD’s independent and disinterested directors, there can be no assurance as to the timing of any such transaction, the form of such transaction, the particular transaction terms, such as the form, amount or timing of payment of consideration offered or provided by ARIAD to the minority stockholders of AGTI, ARIAD’s ability to effectuate any such transaction, or the consequences of any such proposed or completed transaction to ARIAD or the minority stockholders of AGTI. See a description of the risk factors related to our relationship with AGTI in the section entitled “Risk Factors” set forth in our most recent annual report on Form 10-K filed with the SEC, as revised or supplemented by our most recent quarterly report on Form 10-Q, which includes a description of such risks, the existing conflicts of interest between ARIAD and AGTI, and the key terms of the research and development agreement and associated financial accounting.

Our Corporate Strategy

Our current business strategy is to:
build a fully integrated oncology company and become a leader in the discovery, development and commercialization of molecularly targeted oncology therapies;
establish a U.S. commercial platform;enter into partnerships with major pharmaceutical or biotechnology companies, after obtaining definitive clinical data, to assist in developing our cancer product candidates and commercializing them outside the U.S.;broadly develop our lead oncology product candidates, AP23573 and AP24534, and build a pipeline of innovative follow-on product candidates;license our NF-kB and ARGENT cell-signaling regulation technologies to pharmaceutical and biotechnology companies; anddevelop and commercialize AP23573, in collaboration with up to three medical device companies, in drug-delivery stents and other medical devices to decrease reblockage of injured vessels following stent-assisted angioplasty.
Additional Information

We were organized as a Delaware corporation in April 1991. Our principal executive offices are located at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234, and our telephone number is (617) 494-0400. We maintain an internet website at http://www.ariad.com. The information on our website or any other website is not incorporated by reference into this prospectus or any accompanying prospectus supplement and does not constitute a part of this prospectus or any accompanying prospectus supplement. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to such reports are made available free of charge through the Investor Relations section of our website as soon as reasonably practicable after they have been filed or furnished with the SEC.

ARIAD and the ARIAD logo are our registered trademarks. ARGENT is our trademark. Other service marks, trademarks and trade names appearing in this prospectus are the property of their respective owners.

Offerings Under This Prospectus

Under this prospectus, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, with a total value of up to $100,000,000, from time to time at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:
designation or classification;
aggregate principal amount or aggregate offering price;maturity, if applicable;rates and times of payment of interest or dividends, if any;redemption, conversion or sinking fund terms, if any;voting or other rights, if any;conversion prices, if any; andimportant United States federal income tax considerations.
The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

This prospectus may not be used to consummate a sale of any securities unless it is accompanied by a prospectus supplement.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we offer securities through agents or underwriters, we will include in the applicable prospectus supplement:
the names of those agents or underwriters;
applicable fees, discounts and commissions to be paid to them;details regarding over-allotment options, if any; andthe net proceeds to us.
Common Stock

We may issue shares of our common stock from time to time. The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding.

Preferred Stock

We may issue shares of our preferred stock from time to time, in one or more series. Our board of directors may determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, preemptive rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preferred stock will be convertible into our common stock. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

If we sell any series of preferred stock under this prospectus and applicable prospectus supplements, we will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of such series in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplements related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities

We may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. Convertible debt securities will be convertible into or exchangeable for our common stock or our other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more documents called indentures, which are contracts between us and a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from a current report on Form 8-K that we file with the SEC.

Warrants

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities, in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplements related to the particular series of warrants being offered, as well as the warrant agreements and warrant certificates that contain the terms of the warrants. Forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered will be incorporated by reference into the registration statement of which this prospectus is a part from a current report on Form 8-K that we file with the SEC.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreements with a warrant agent. Each warrant agent will be a bank or trust company that we select. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

Units

We may issue units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the prospectus supplements related to the series of units being offered, as well as the unit agreements that contain the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in ARIAD. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or current reports on Form 8-K, each of which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

DEFICIENCY OF EARNINGS TO FIXED CHARGES

We did not record earnings for any of the years ended December 31, 2001, 2002, 2003, 2004 or 2005 or for the nine-month period ended September 30, 2006. Accordingly, our earnings were insufficient to cover our fixed charges in such periods and we are unable to disclose a ratio of earnings to fixed charges. The following table sets forth, for each of the periods presented, the dollar amount of the deficiency of earnings available to cover fixed charges. For purposes of computing the deficiency of earnings available to cover fixed charges, fixed charges represent interest expensed and capitalized and an estimate of the interest portion of rent expenses. This table is qualified by the more detailed information appearing in the computation table found in Exhibit 12.1 to the registration statement of which this prospectus is a part. We have not included a ratio of combined fixed charges and preferred stock dividends to earnings because we do not have any preferred stock outstanding.

						Nine
						Months
						Ended
	Year Ended December 31,					September 30,
	2001	2002	2003	2004	2005	2006
	(In thousands)

Coverage deficiency	$19,759	$27,843	$19,726	$35,573	$55,510	$47,561

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s present judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our preclinical studies, our ability to conduct clinical trials of our product candidates and the results of such trials, as well as risks and uncertainties relating to litigation, government regulation and third-party reimbursement, economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on our collaborators and other factors. Please also see the discussion of risks and uncertainties under “Risk Factors” contained in any supplements to this prospectus and in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

We cannot assure you that we will receive any proceeds in connection with securities offered pursuant to this prospectus. Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of securities under this prospectus for our operations and for other general corporate purposes, including, but not limited to, repayment or refinancing of existing indebtedness or other corporate borrowings, working capital, intellectual property protection and enforcement, capital expenditures, investments, acquisitions and repurchases and redemption of our securities. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.

PLAN OF DISTRIBUTION

We may offer securities under this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents or (3) directly to one or more purchasers, or through a combination of such methods. We may distribute the securities from time to time in one or more transactions at:
a fixed price or prices, which may be changed;
market prices prevailing at the time of sale;prices related to the prevailing market prices; ornegotiated prices.
We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any underwriter or agent involved in the offer or sale of the securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of the securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof. Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the NASDAQ Global Market. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the NASDAQ Global Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

Equity Financing Commitment

On February 14, 2007, we entered into what is sometimes termed an equity line of credit arrangement with Azimuth Opportunity Ltd., or Azimuth. Specifically, we entered into a Common Stock Purchase Agreement, or the Purchase Agreement, with Azimuth, which provides that, upon the terms and subject to the conditions set forth therein, Azimuth is committed to purchase up to the lesser of (a) $50,000,000 of our common stock, or (b) the number of shares of our common stock that is one share less than 20% of the issued and outstanding shares of our common stock as of February 14, 2007, over the 18-month term of the Purchase Agreement. From time to time over the term of the Purchase Agreement, and at our sole discretion, we may present Azimuth with draw down notices requiring Azimuth to purchase a specified dollar amount of shares of our common stock, subject to certain limitations and so long as specified conditions are met. The price per share at which the shares will be sold, and therefore the number of shares to be sold pursuant to the draw down notice, is determined over a ten consecutive trading day pricing period, or such other period as is mutually agreed between us and Azimuth. We are able to present Azimuth with up to 24 draw down notices during the 18-month term of the Purchase Agreement, with a minimum of three trading days elapsing between each draw down pricing period. One draw down is allowed in each draw down pricing period, unless otherwise mutually agreed upon by us and Azimuth. Each draw down is limited in size, unless otherwise mutually agreed upon by us and Azimuth, to the lesser of (i) $12,000,000, or (ii) 2.5% of our market capitalization as defined in the Purchase Agreement.

Once presented with a draw down notice, Azimuth is required to purchase a pro rata portion of the dollar amount of shares specified in the notice for each trading day during the pricing period on which the daily volume weighted average price for our common stock exceeds a threshold price specified by us in the draw down notice. The per share purchase price for the shares sold on any particular trading day during the pricing period will equal the daily volume weighted average price of our common stock for that day, less a discount ranging from 3.5% to 5.5%. The amount of the discount varies based on the threshold price specified by us. If the daily volume weighted average price of our common stock falls below the threshold price on any trading day during a draw down period, the Purchase Agreement provides that Azimuth will not be required to purchase the pro rata portion of shares of common stock allocated to that day. However, at its election, Azimuth may buy the pro rata portion of shares allocated to that day at the threshold price less the discount described above. The total number of shares sold to Azimuth during each draw down will be the sum of the number of shares required and/or elected to be purchased on each day of the pricing period. The Purchase Agreement also provides that, from time to time and at our sole discretion, we may grant Azimuth the option to purchase additional shares of our common stock up to an aggregate amount specified by us during each draw down pricing period. Upon Azimuth’s exercise of the option, we would sell to Azimuth the shares of our common stock subject to the option at a price equal to the greater of the daily volume weighted average price of our common stock on the day Azimuth notifies us of its election to exercise its option or the threshold price for the option determined by us, less a discount calculated in the same manner as for the fixed amount of the draw down notices.

Any sale of shares of our common stock to Azimuth will be registered on our registration statement of which this prospectus is a part, which also covers the sale of those shares from time to time by Azimuth to the public. Azimuth is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Azimuth has informed us that, unless it notifies us that it will use a different broker-dealer and we have filed a prospectus supplement, Azimuth will use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made on the NASDAQ Global Market at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Azimuth has informed us that each such broker-dealer will receive commissions from Azimuth that will not exceed customary brokerage commissions. Azimuth also will pay other expenses associated with the sale of our common stock it acquires pursuant to the Purchase Agreement.

The shares of our common stock may be sold in one or more of the following manners:
ordinary brokerage transactions and transactions in which the broker solicits purchasers; ora block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

Azimuth has agreed that during the 18-month term of and for a period of 90 days after the termination of the Purchase Agreement, neither Azimuth nor any of its affiliates will, directly or indirectly, sell any of our securities except the shares that it owns or has the right to purchase pursuant to the provisions of a draw down notice. Azimuth has agreed that during the periods listed above it will not enter into a short position with respect to shares of our common stock, except that Azimuth may sell shares that it is obligated to purchase under a pending draw down notice but has not yet taken possession of so long as Azimuth covers any such sales with the shares purchased pursuant to such draw down notice. Azimuth has further agreed that during the periods listed above it will not grant any option to purchase or acquire any right to dispose or otherwise dispose for value any shares of our common stock or any securities convertible into, or exchangeable for, or warrants to purchase, any shares of our common stock, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of our common stock, except for the sales permitted by the prior two sentences.

In addition, Azimuth and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of our common stock by Azimuth or any unaffiliated broker-dealer. Under these rules and regulations, Azimuth and any unaffiliated broker-dealer:
may not engage in any stabilization activity in connection with our securities;must furnish each broker which offers shares of our common stock covered by this prospectus with the number of copies of this prospectus and any prospectus supplement that are required by each broker; andmay not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the shares of our common stock by Azimuth and any unaffiliated broker-dealer.

We have agreed to indemnify and hold harmless Azimuth, any unaffiliated broker-dealer and each person who controls Azimuth or any unaffiliated broker-dealer against certain liabilities, including liabilities under the Securities Act. We have agreed to pay up to $35,000 of Azimuth’s reasonable attorneys’ fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by Azimuth in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement. We have also agreed to pay up to $12,500 per quarter, during the 18-month term of the Purchase Agreement, for any quarter during which Azimuth does not purchase shares of our common stock, to cover the reasonable fees and expenses incurred by Azimuth in connection with any amendments, modifications or waivers of the Purchase Agreement and ongoing due diligence. Further, we have agreed that if we issue a draw down notice and fail to deliver the shares to Azimuth on the applicable settlement date, and such failure continues for ten trading days, we will pay Azimuth liquidated damages in cash or, at Azimuth’s election, unregistered shares of our common stock. Azimuth has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities, including liabilities under the Securities Act.

Upon each sale of our common stock to Azimuth under the Purchase Agreement, we have also agreed to pay Reedland Capital Partners, an Institutional Division of Financial West Group, member NASD/SIPC, a placement fee equal to 1.0% of the aggregate dollar amount of common stock purchased by Azimuth. We have agreed to indemnify and hold harmless Reedland Capital Partners against certain liabilities, including liabilities under the Securities Act.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 145,000,000 shares of common stock, par value $0.001 per share. On January 30, 2007, we had 65,435,269 shares of common stock outstanding and approximately 472 stockholders of record.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our certificate of incorporation, as amended, and our restated by-laws, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law.

General

Holders of common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Our by-laws require that one-third of the issued and outstanding shares of common stock be represented in person or by proxy to constitute a quorum and transact business at a stockholder meeting. Holders of common stock are entitled to receive dividends, if declared by our board of directors, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. Our certificate of incorporation does not provide the common stock with any redemption, conversion, preferential or preemptive rights. All shares of common stock that are outstanding as of the date of this prospectus and, upon issuance and sale, all shares of common stock that we may offer pursuant to this prospectus, will be fully-paid and nonassessable.

Rights Agreement

On June 8, 2000, we entered into a Rights Agreement with State Street Bank and Trust Company, as rights agent, and approved the declaration of a dividend distribution of one preferred share purchase right on each outstanding share of our common stock. Each right entitles the registered holder to purchase from us one one-thousandth of a share of our Series A Preferred Stock at a price of $65.00 per one one-thousandth of a share of Series A Preferred Stock, subject to adjustment. Because of the nature of the preferred stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series A Preferred Stock purchasable upon exercise of each right should approximate the value of one share of our common stock. The rights are protected by customary anti-dilution provisions.

In general, the rights become exercisable if a person or group acquires or announces a tender offer to acquire 15% or more of our common stock. Our board of directors will, in general, be entitled to redeem the rights at one cent per right at any time before any such person acquires 15% or more of our outstanding common stock.

Rights held by the person acquiring 15% or more will become void. If we are acquired in a merger or other business combination transaction after a person acquires 15% or more of our common stock, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of the acquiring company’s common stock having a market value at that time of twice the right’s exercise price. The dividend distribution of the preferred share purchase rights was payable on July 19, 2000 to stockholders of record on June 19, 2000. The rights will expire on June 19, 2010. The rights distribution is not taxable to stockholders.

The above summary of the Rights Agreement does not purport to be complete. You should refer to the Rights Agreement, as amended, which is included as an exhibit to the registration statement we have filed with the SEC in connection with this offering.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

NASDAQ Global Market

Our common stock is listed for quotation on the NASDAQ Global Market under the symbol “ARIA.” On February 13, 2007, the last reported sale price of our common stock was $5.19 per share.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 10,000,000 shares of preferred stock, par value $0.01 per share, of which 500,000 shares have been designated Series A Preferred Stock. As of January 30, 2007, no shares of our preferred stock were outstanding. The following summary of certain provisions of our preferred stock does not purport to be complete. You should refer to our certificate of incorporation, as amended, and our restated by-laws, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law.

General

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of ARIAD; and

•	any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of ARIAD.

Transfer Agent and Registrar

The transfer agent and registrar for our preferred stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer pursuant to this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

We may sell from time to time, in one or more offerings under this prospectus, debt securities, which may be senior or subordinated. We will issue any such senior debt securities under a senior indenture that we will enter into with a trustee to be named in the senior indenture. We will issue any such subordinated debt securities under a subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement, which includes this prospectus. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, as in effect on the date of the indenture. We use the term “debenture trustee” to refer to either the trustee or under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

We conduct some of our operations through our subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiaries’ creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Except as we may provide in a prospectus supplement, neither the debt securities nor the indentures restrict us or any of our subsidiaries from incurring indebtedness or from imposing restrictions on the ability of our subsidiaries to pay dividends to us or others. Under this caption, the phrase “the Company” refers solely to ARIAD Pharmaceuticals, Inc.

General

Each indenture provides that debt securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including European Currency Units. Neither indenture limits the amount of debt securities that may be issued thereunder, and each indenture provides that the specific terms of any series of debt securities shall be set forth in, or determined pursuant to, an authorizing resolution and/or a supplemental indenture, if any, relating to such series.

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	the aggregate principal amount and any limit on the amount that may be issued;

•	the currency or units based on or relating to currencies in which debt securities of such series are denominated and the currency or units in which principal or interest or both will or may be payable;

•	whether we will issue the series of debt securities in global form, the terms of any global securities and who the depositary will be;

•	the maturity date and the date or dates on which principal will be payable;

•	the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the date or dates interest will be payable and the record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place or places where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special United States federal income tax considerations applicable to a series of debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale; No Protection in Event of a Change of Control or Highly Leveraged Transaction

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control), which could adversely affect holders of debt securities.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant relating to such series contained in the debt securities of such series or the applicable indentures, other than a covenant specifically relating to and for the benefit of holders of another series of debt securities, and our failure continues for 90 days after we receive written notice from the debenture trustee or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the debenture trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and premium and accrued and unpaid interest, if any, on all debt securities of that series. Before a judgment or decree for payment of the money due has been obtained with respect to debt securities of any series, the holders of a majority in principal amount of the outstanding debt securities of that series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, premium, if any, and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the applicable indenture (including payments or deposits in respect of principal, premium or interest that had become due other than as a result of such acceleration). We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder previously has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series (or at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the applicable debenture trustee regarding our compliance with specified covenants in the applicable indenture.

Modification of Indenture; Waiver

The debenture trustee and we may change the applicable indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series issued pursuant to such indenture.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) that is affected. However, the debenture trustee and we may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or a premium payable upon the redemption of any debt securities;

•	reducing the principal amount of discount securities payable upon acceleration of maturity;

•	making the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment or waiver.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged with respect to a series, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, the premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange, and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange or in the applicable indenture, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under the applicable indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee under such indenture must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we indicate otherwise in the applicable prospectus supplement, on any interest payment date, we will pay the interest on any debt securities to the person in whose name such debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

Our obligations pursuant to any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of senior indebtedness we may incur. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement relating to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•	if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;

•	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the prospectus supplements related to the series of units being offered, as well as the unit agreements that contain the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

We will evidence each series of units by unit certificates that we will issue under a separate agreement. We will enter into the unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY’S CERTIFICATE OF
INCORPORATION AND BY-LAWS

Anti-Takeover Provisions of our Certificate of Incorporation and By-laws

In addition to the board of directors’ ability to issue shares of preferred stock, our certificate of incorporation and by-laws contain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Classified Board

Our certificate of incorporation provides for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board will be elected each year. Under the Delaware General Corporation Law, unless the certificate of incorporation otherwise provides, directors serving on a classified board can only be removed by the stockholders for cause. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of our board of directors until our second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Elimination of the Ability to Call Special Meeting

Our by-laws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by a majority of our board of directors or by our chief executive officer or our secretary. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

Advanced Notice Procedures for Stockholder Proposals

Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our by-laws do not give our board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our by-laws may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Provisions of Delaware Law Governing Business Combinations

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in any “business combination” transactions with any “interested stockholder” for a period of three years after the date on which the person became an “interested stockholder,” unless:
prior to such date, the board of directors approved either the “business combination” or the transaction which resulted in the “interested stockholder” obtaining such status;
upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the “interested stockholder”) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
at or subsequent to such time the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years did own 15%

or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the liability of our officers and directors to the fullest extent permitted by the Delaware General Corporation Law and provides that we will indemnify them to the fullest extent permitted by such law. We have also entered into indemnification agreements with our current and former directors and certain of our officers and key employees and expect to enter into a similar agreement with any new directors, and certain new officers or key employees.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon the validity of the issuance of the securities offered by this prospectus. Members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and certain members of their families and trusts for their benefit own an aggregate of approximately 5,000 shares of our common stock.

EXPERTS

The financial statements and management’s report on the effectiveness of internal controls over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov. Our common stock is listed on the NASDAQ Global Market, and you can read and inspect our filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 16, 2006 (File No. 000-21696);

(b)	Our Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2006, June 30, 2006 and September 30, 2006, filed on May 10, 2006, August 8, 2006 and November 9, 2006, respectively (File Nos. 000-21696);

(c)	Our Current Reports on Form 8-K filed on April 7, 2006 (Item 8.01), May 4, 2006 (Items 8.01 and 9.01), May 9, 2006 (Item 8.01 and portions of Item 9.01), June 5, 2006 (Items 8.01 and 9.01), July 31, 2006 (Items 1.01 and 9.01), August 8, 2006 (Item 8.01 and portions of Item 9.01), August 15, 2006 (Items 8.01 and 9.01), October 11, 2006 (Items 8.01 and 9.01), October 20, 2006 (Items 8.01 and 9.01), November 2, 2006 (Item 8.01 and portions of Item 9.01), November 2, 2006 (Items 8.01 and 9.01), December 11, 2006 (Items 8.01 and 9.01), January 18, 2007 (Item 5.02), February 12, 2007 (Items 8.01 and 9.01) and February 15, 2007 (Items 1.01, 2.02, 8.01 and 9.01) (File Nos. 000-21696);

(d)	The portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Securities Exchange Act, as amended, on April 28, 2006 (File No. 000-21696);

(e)	The description of our common stock contained in our registration statement on Form 10/A filed on June 25, 1993, including any amendment or report filed for the purpose of updating such description (File No. 000-21696);

(f)	The description of our preferred share purchase rights contained in our registration statement on Form 8-A filed on June 19, 2000, including any amendment or report filed for the purpose of updating such description (File No. 000-21696); and

(g)	All of the filings pursuant to the Securities Exchange Act of 1934, as amended, after the date of the filing of the original Registration Statement and prior to the effectiveness of the Registration Statement.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the date our offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Investor Relations, ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234. Our telephone number is (617) 494-0400.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

17,000,000 Shares

ARIAD Pharmaceuticals, Inc.

Common Stock

Sole Book-Running Manager
Oppenheimer & Co.

Co-Manager
Lazard Capital Markets

The date of this prospectus supplement is August   , 2009